      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000



                                                      REGISTRATION NO. 333-32206

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              SONUS NETWORKS, INC.

             (Exact name of registrant as specified in its charter)


               DELAWARE                                  3661                                 04-3387074
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)


                 5 CARLISLE ROAD, WESTFORD, MASSACHUSETTS 01886
                                 (978) 692-8999
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                HASSAN M. AHMED
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SONUS NETWORKS, INC.
                                5 CARLISLE ROAD
                         WESTFORD, MASSACHUSETTS 01886
                                 (978) 692-8999
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                   DAVID L. ENGEL, ESQ.                                         DAVID C. CHAPIN, ESQ.
                  JOHAN V. BRIGHAM, ESQ.                                            ROPES & GRAY
                     BINGHAM DANA LLP                                          ONE INTERNATIONAL PLACE
                    150 FEDERAL STREET                                       BOSTON, MASSACHUSETTS 02110
                BOSTON, MASSACHUSETTS 02110                                   TELEPHONE (617) 951-7000
                 TELEPHONE (617) 951-8000                                      TELECOPY (617) 951-7050
                  TELECOPY (617) 951-8736

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / _________________________________________________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / _________________________________________________________________

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


                        CALCULATION OF REGISTRATION FEE



 TITLE OF EACH CLASS
         OF                                          PROPOSED MAXIMUM          PROPOSED MAXIMUM
  SECURITIES TO BE           AMOUNT TO BE           AGGREGATE OFFERING            AGGREGATE                 AMOUNT OF
     REGISTERED             REGISTERED(1)           PRICE PER SHARE(2)        OFFERING PRICE(2)        REGISTRATION FEE(3)
Common Stock, $0.001
  par value per
  share..............         5,750,000                   $21.00                 $120,750,000                $31,878



(1) Includes 750,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.



(3) A registration fee of $30,360 was paid upon the initial filing of this registration statement based on an estimate of the maximum aggregate offering price. Accordingly, an additional registration fee of of $1,518 is being paid herewith.


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 5, 2000.



THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                5,000,000 Shares


                                     [LOGO]

                                  Common Stock
                               ------------------


    This is an initial public offering of shares of common stock of Sonus Networks, Inc. All of the 5,000,000 shares of common stock are being sold by Sonus Networks.



    Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $19.00 and $21.00. We have applied to list our common stock on the Nasdaq National Market under the symbol "SONS".


    SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              Per Share    Total
                                                              ---------   --------
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Sonus Networks................   $           $


    To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from Sonus Networks at the initial public offering price less the underwriting discount.


                            ------------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.

GOLDMAN, SACHS & CO.


             J.P. MORGAN & CO.



                          LEHMAN BROTHERS


                                       ROBERTSON STEPHENS

                            ------------------------

                      Prospectus dated             , 2000.

[Inside front cover: Graphics titled "Enabling the New Public Network" depicting telephone, computer mouse, globe, world map and Sonus GSX9000 Open Services Switch, all superimposed.]

                               PROSPECTUS SUMMARY


    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THOSE STATEMENTS, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THIS PROSPECTUS ASSUMES:


    - THE CONVERSION OF OUR OUTSTANDING SHARES OF REDEEMABLE CONVERTIBLE PREFERRED STOCK INTO AN AGGREGATE OF 32,319,074 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING; AND

    - THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OPTION GRANTED BY US TO PURCHASE ADDITIONAL SHARES IN THIS OFFERING.


                              ABOUT SONUS NETWORKS



    We are a leading provider of voice infrastructure products for the new public network. Our products are a new generation of carrier-class switching equipment and software that enable voice services to be delivered over packet-based networks. Our target customers include new and established communications service providers, including long distance carriers, local exchange carriers, Internet service providers, cable operators, international telephone companies and carriers that provide services to other carriers. These service providers are rapidly building packet-based networks to support the dramatic growth in data traffic resulting from Internet use. Packet-based networks, which transport traffic in small bundles, or "packets," offer a significantly more flexible, cost-effective and efficient means for providing communications services than existing circuit-based networks, designed years ago for telephone calls. By enabling voice traffic to be carried over these packet-based networks, our products will accelerate the convergence of voice and data into the new public network.



    Our suite of voice infrastructure products includes the GSX9000 Open Services Switch, PSX6000 SoftSwitch, SGX2000 SS7 Signaling Gateway and System 9200 Internet offload solution. Our products, designed for deployment at the core of a service provider's network infrastructure, significantly reduce the cost to build and operate voice services compared to traditional alternatives. Moreover, our products offer a powerful and open platform for service providers to increase their revenues through the creation and delivery of new and innovative voice and data services. Our switching equipment and software can be rapidly and easily deployed, and readily expanded to accommodate growth in traffic volumes. Our products also interoperate with service providers' existing telephone infrastructure, allowing them to preserve the investment in their current networks. Designed for the largest telephone networks in the world, our products offer the reliability and voice quality that have been hallmarks of the public telephone network for decades.



    Two global forces -- deregulation and the Internet -- are expected to revolutionize the 100-year old public telephone network worldwide. Deregulation has fueled intense competition among service providers and is driving them to reduce their costs and establish new revenue sources. The dramatic rise in Internet use and accompanying growth in data traffic has led service providers to make major investments in high-capacity, packet-based networks. Building and maintaining these packet-based networks in parallel with traditional circuit-switched telephone networks is complex and expensive, driving the demand for a new public network that integrates both voice and data. Synergy Research Group projects that the market for voice infrastructure products to enable just two applications for the new public network, voice over Internet protocol and Internet offload, will grow dramatically to $19 billion in 2003.



    Our customers include Global Crossing, Intermedia Communications and Williams Communications, three of the world's leading service providers. We sell our products through a direct sales force, distributors and resellers. We also collaborate with our customers to identify and develop new advanced services and applications that they can offer to their customers.

    Our objective is to capitalize on our early technology and market lead and build the premier franchise in voice infrastructure solutions for the new public network. The following are key elements of our strategy:



    - Leverage our technology leadership to achieve key service provider design wins;



    - Expand and broaden our customer base by targeting specific market segments;



    - Expand our global sales, marketing, support and distribution capabilities;



    - Grow our base of software applications and development partners;



    - Leverage our technology platform from the core of the network out to the access edge;



    - Actively contribute to the standards definition and adoption process; and



    - Expand through investments in and acquisitions of complementary products, technologies and businesses.



    Our principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and our telephone number is (978) 692-8999. Sonus is a trademark and service mark of Sonus Networks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Information contained on our Web site, WWW.SONUSNET.COM, does not constitute part of this prospectus. We were incorporated as a Delaware corporation in August 1997.


                                  THE OFFERING


Shares offered by Sonus Networks...........................  5,000,000 shares

Shares to be outstanding after the offering (1)............  60,277,103 shares

Use of proceeds............................................  For general corporate purposes, including working capital and capital expenditures.

Proposed Nasdaq National Market symbol.....................  "SONS"


------------------------


(1) Based on the number of shares outstanding as of April 10, 2000. Excludes 2,852,923 shares of common stock issuable upon exercise of outstanding stock options. Includes 14,201,842 shares of restricted common stock, which are subject to our right to repurchase upon termination of employment.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



    The following table contains summary financial data which should be read together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                   PERIOD FROM
                                    INCEPTION               YEAR ENDED             THREE MONTHS ENDED
                               (AUGUST 7, 1997) TO         DECEMBER 31,                MARCH 31,
                                  DECEMBER 31,       ------------------------   ------------------------
                                      1997              1998         1999          1999         2000
                               -------------------   ----------   -----------   ----------   -----------
                                                                                      (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Revenues...................         $  --              $   --       $    --       $   --       $ 1,093
  Loss from operations.......          (486)             (7,228)      (24,374)      (4,163)      (16,263)
  Net loss...................          (461)             (6,914)      (23,887)      (4,043)      (16,035)
  Net loss applicable to
    common stockholders......          (461)             (6,914)      (26,387)      (4,043)      (16,035)
  Net loss per share (1):
    Basic and diluted........         $  --             $ (4.27)     $  (5.53)     $ (1.23)     $  (2.07)
    Pro forma basic and
      diluted................                                           (0.75)                     (0.41)
  Shares used in computing
    net loss per share (1):
    Basic and diluted........            --           1,619,289     4,774,763    3,285,170     7,742,970
    Pro forma basic and
      diluted................                                      32,062,786                 38,921,794



    The following table is a summary of our consolidated balance sheet as of March 31, 2000:


    - on an actual basis;


    - on a pro forma basis to reflect the conversion of all outstanding shares of our redeemable convertible preferred stock into 32,319,074 shares of common stock upon the closing of this offering; and



    - on a pro forma as adjusted basis to give effect to the sale of the 5,000,000 shares of common stock offered in this prospectus at an assumed initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses.



                                                                 MARCH 31, 2000 (UNAUDITED)
                                                              ---------------------------------
                                                                           PRO       PRO FORMA
                                                               ACTUAL     FORMA     AS ADJUSTED
                                                              --------   --------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $ 41,779   $41,779     $133,529
Working capital.............................................    35,122    35,122      126,872
Total assets................................................    52,361    52,361      144,111
Long-term obligations, less current portion.................     3,293     3,293        3,293
Redeemable convertible preferred stock......................    70,859        --           --
Total stockholders' equity (deficit)........................   (32,695)   38,164      129,914


------------------------


(1) See note (1)(q) to our consolidated financial statements for an explanation of the method of calculation. Pro forma per share calculation reflects the conversion upon the closing of the offering of all the outstanding shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock into shares of common stock, as if the conversion occurred at the date of original issue.

                                  RISK FACTORS


    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


RISKS RELATING TO OUR BUSINESS AND FINANCIAL PERFORMANCE

WE EXPECT THAT A MAJORITY OF OUR REVENUES WILL BE GENERATED FROM A LIMITED NUMBER OF CUSTOMERS, AND OUR REVENUES WILL NOT GROW IF WE DO NOT SUCCESSFULLY SELL PRODUCTS TO THESE CUSTOMERS


    To date, we have shipped our products to a limited number of customers, and only during the first quarter of fiscal 2000 did we begin to recognize revenues. We expect that in the foreseeable future, substantially all of our revenues will depend on sales of our products to a limited number of customers. Our customers are not contractually committed to purchase any minimum quantities of products from us. The customers to whom we have shipped are currently using our products in laboratory testing and internal trials. Our customers may not deploy our products in their commercial networks on a timely basis, or at all, and any delay or failure by our customers to introduce commercial services based on our products, or a downturn in their business, would seriously harm our ability to sell products and generate revenues.


WE WILL NOT BE SUCCESSFUL IF WE DO NOT GROW OUR CUSTOMER BASE BEYOND OUR INITIAL FEW CUSTOMERS

    Our future success will depend on our ability to attract additional customers beyond our current limited number. The growth of our customer base could be adversely affected by:

    - customer unwillingness to implement our new voice infrastructure products;

    - any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;

    - new product introductions by our competitors;

    - any failure of our products to perform as expected; or

    - any difficulty we may incur in meeting customers' delivery requirements.

    If we do not expand our customer base to include additional customers that deploy our products in operational, commercial networks, our revenues will not grow significantly, or at all.

THE MARKET FOR VOICE INFRASTRUCTURE FOR THE NEW PUBLIC NETWORK IS NEW AND EVOLVING AND OUR BUSINESS WILL SUFFER IF IT DOES NOT DEVELOP AS WE EXPECT

    The market for our products is rapidly evolving. Packet-based technology may not be widely accepted as a platform for voice and a viable market for our products may not develop or be sustainable. If this market does not develop, or develops more slowly than we expect, we may not be able to sell our products in significant volumes, or at all.

WE ARE ENTIRELY DEPENDENT UPON OUR VOICE INFRASTRUCTURE PRODUCTS AND OUR FUTURE REVENUES DEPEND UPON THEIR COMMERCIAL SUCCESS

    Our future growth depends upon the commercial success of our voice infrastructure products, particularly the GSX9000 Open Services Switch and the System 9200 Internet offload solution. We intend to develop and introduce new products and enhancements to existing products in the future. We may not successfully complete the development or introduction of these products. If our target customers do not adopt, purchase and successfully deploy our current or planned products, our revenues will not grow.

BECAUSE OUR PRODUCTS ARE SOPHISTICATED AND DESIGNED TO BE DEPLOYED IN COMPLEX ENVIRONMENTS, THEY MAY HAVE ERRORS OR DEFECTS THAT WE FIND ONLY AFTER FULL DEPLOYMENT, WHICH COULD SERIOUSLY HARM OUR BUSINESS

    Our products are sophisticated and are designed to be deployed in large and complex networks. Because of the nature of our products, they can only be fully tested when completely deployed in very large networks with high volumes of traffic. Our customers have not yet commercially deployed our products and they may discover errors or defects in the software or hardware, or the products may not operate as expected, after full deployment.

    If we are unable to fix errors or other performance problems that may be identified after full deployment of our products, we could experience:

    - loss of, or delay in, revenues;

    - loss of customers and market share;

    - a failure to attract new customers or achieve market acceptance for our products;

    - increased service, support and warranty costs and a diversion of development resources; and

    - costly and time-consuming legal actions by our customers.

IF WE DO NOT RESPOND RAPIDLY TO TECHNOLOGICAL CHANGES OR TO CHANGES IN INDUSTRY STANDARDS, OUR PRODUCTS COULD BECOME OBSOLETE


    The market for voice infrastructure products for the new public network is likely to be characterized by rapid technological change and frequent new product introductions. We may be unable to respond quickly or effectively to these developments. We may experience difficulties with software development, hardware design, manufacturing or marketing that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, the market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our products may be significantly reduced or delayed. If our products become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues.



WE DEPEND UPON CONTRACT MANUFACTURERS AND ANY DISRUPTION IN THESE RELATIONSHIPS MAY CAUSE US TO FAIL TO MEET THE DEMANDS OF OUR CUSTOMERS AND DAMAGE OUR CUSTOMER RELATIONSHIPS



    We rely on a small number of contract manufacturers to manufacture our products according to our specifications and to fill orders on a timely basis. Our contract manufacturers provide comprehensive manufacturing services, including assembly of our products and procurement of materials. Each of our contract manufacturers also builds products for other companies and may not always have sufficient quantities of inventory available to fill our orders, or may not allocate their internal resources to fill these orders on a timely basis. We do not have long-term supply contracts with our manufacturers and they are not required to manufacture products for any specified period. We do not have internal manufacturing capabilities to meet our customers' demands. Qualifying a new contract manufacturer and commencing commercial-scale production is expensive and time consuming and could result in a significant interruption in the supply of our products. If a change in contract manufacturers results in delays of our fulfillment of customer orders or if a contract manufacturer fails to make timely delivery of orders, we may lose revenues and suffer damage to our customer relationships.


WE HAVE BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED


    We were founded in August 1997, and only during the first quarter of fiscal 2000 did we begin to recognize any revenues. We have a limited meaningful operating history upon which you may evaluate us and our prospects. Moreover, we cannot be sure that we have accurately identified all of the risks to our business. Also, our assessment of the prospects for our success may prove inaccurate.


WE MAY NOT BECOME PROFITABLE


    We have incurred significant losses since inception and expect to continue to incur losses in the future. As of March 31, 2000, we had an accumulated deficit of $50.0 million and had only recognized our first revenues of $1.1 million during the first quarter of fiscal 2000. We have not achieved profitability on a quarterly or annual basis. Our revenues may not grow and we may never generate sufficient revenues to achieve or sustain profitability. We expect to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability.


WE WILL NOT RETAIN CUSTOMERS OR ATTRACT NEW CUSTOMERS IF WE DO NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS AND IF OUR PRODUCTS DO NOT INTEROPERATE WITH OUR CUSTOMERS' EXISTING NETWORKS

    To achieve market acceptance for our products, we must effectively anticipate, and adapt in a timely manner to, customer requirements and offer products and services that meet changing customer demands. Prospective customers may require product features and capabilities that our current products do not have. The introduction of new or enhanced products also requires that we carefully manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. If we fail to develop products and offer services that satisfy customer requirements, or to effectively manage the transition from older products, our ability to create or increase demand for our products would be seriously harmed and we may lose current and prospective customers.


    Many of our customers will require that our products be designed to interface with their existing networks, each of which may have different specifications. Issues caused by an unanticipated lack of interoperability may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our hardware and software development efforts and cause significant customer relations problems. If our products do not interoperate with those of our customers' networks, installations could be delayed or orders for our products could be cancelled, which would seriously harm our gross margins and result in loss of revenues or customers.


IF WE FAIL TO COMPETE SUCCESSFULLY, OUR ABILITY TO INCREASE OUR REVENUES OR ACHIEVE PROFITABILITY WILL BE IMPAIRED


    Competition in the telecommunications market is intense. This market has historically been dominated by large companies, such as Lucent Technologies and Nortel Networks, both of whom are our direct competitors. We also face competition from other large telecommunications and networking companies, including Cisco Systems, Siemens and Tellabs, that have entered our market by acquiring companies that design competing products. In addition, a number of private companies have announced plans for new products that address the same market opportunity that we address. Because this market is rapidly evolving, additional competitors with significant financial resources may enter these markets and further intensify competition.


    Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial and other resources, including the ability to offer vendor-sponsored financing programs. If we are unable or unwilling to offer vendor-sponsored financing, prospective customers may decide to purchase products from one of our competitors who offers this type of financing. Furthermore, some of our competitors are currently selling significant amounts of other products to our current and prospective customers. Our competitors' broad product portfolios coupled with already existing relationships may cause our customers to buy our competitors' products.

    To compete effectively, we must deliver products that:

    - provide extremely high reliability and voice quality;

    - scale easily and efficiently;

    - interoperate with existing network designs and other vendors' equipment;

    - provide effective network management;

    - are accompanied by comprehensive customer support and professional services; and

    - provide a cost-effective and space-efficient solution for service providers.

    If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations, loss of revenues and reduced gross margins.

THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

    Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. Generally, purchases by service providers of telecommunications equipment from manufacturers have been unpredictable and clustered, rather than steady, as the providers build out their networks. The primary factors that may affect our revenues and results include the following:


    - fluctuation in demand for our voice infrastructure products and the timing and size of customer orders;


    - the length and variability of the sales cycle for our products and the corresponding timing of recognizing revenues and deferred revenues;

    - new product introductions and enhancements by our competitors and us;

    - changes in our pricing policies, the pricing policies of our competitors and the prices of the components of our products;

    - our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;


    - the mix of product configurations sold;


    - our ability to obtain sufficient supplies of sole or limited source components;

    - our ability to attain and maintain production volumes and quality levels for our products;

    - costs related to acquisitions of complementary products, technologies or businesses; and

    - general economic conditions, as well as those specific to the telecommunications, networking and related industries.


    As with other telecommunications product suppliers, we may recognize a substantial portion of our revenue in a given quarter from sales booked and shipped in the last weeks of that quarter. As a result, a delay in customer orders is likely to result in a delay in shipments and recognition of revenue beyond the end of a given quarter, which would have a significant impact on our operating results for that quarter.



    Our operating expenses are largely based on anticipated organizational growth and revenue trends. As a result, a delay in generating or recognizing revenues for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably substantially decrease.



WE AND OUR CONTRACT MANUFACTURERS RELY ON SINGLE OR LIMITED SOURCES FOR SUPPLY OF SOME COMPONENTS OF OUR PRODUCTS AND IF WE FAIL TO ADEQUATELY PREDICT OUR MANUFACTURING REQUIREMENTS OR IF OUR SUPPLY OF ANY OF THESE COMPONENTS IS DISRUPTED, WE WILL BE UNABLE TO SHIP OUR PRODUCTS



    We and our contract manufacturers currently purchase several key components of our products, including commercial digital signal processors, from single or limited sources. We purchase these components on a purchase order basis. If we overestimate our component requirements, we could have excess inventory, which would increase our costs. If we underestimate our requirements, we may not have adequate supply, which could interrupt manufacturing of our products and result in delays in shipments and revenues.


    We currently do not have long-term supply contracts with our component suppliers and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. In the event of a disruption or delay in supply, or inability to obtain products, we may not be able to develop an alternate source in a timely manner or at favorable prices, or at all. A failure to find acceptable alternative sources could hurt our ability to deliver high-quality products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of key components would seriously impact our ability to meet these dates and could result in legal action by our customers, loss of customers or harm to our ability to attract new customers.

IF WE ARE NOT ABLE TO OBTAIN NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY AT ACCEPTABLE PRICES, OR AT ALL, OUR PRODUCTS COULD BECOME OBSOLETE

    We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

OUR FAILURE TO MANAGE OUR EXPANSION EFFECTIVELY IN A RAPIDLY CHANGING MARKET COULD INCREASE OUR COSTS, HARM OUR ABILITY TO SELL FUTURE PRODUCTS AND IMPAIR OUR FUTURE GROWTH


    We intend to expand our operations rapidly and plan to hire a significant number of employees during 2000. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires effective planning and management processes. We expect that we will need to continue to improve our financial, managerial and manufacturing controls and reporting systems, and will need to continue to expand, train and manage our work force worldwide. If we fail to implement adequate control systems in an efficient and timely manner, our costs may be increased and our growth could be impaired and we may not be able to accurately anticipate and fulfill market demand, the result of which will be a loss of revenues and customers.


IF WE FAIL TO HIRE AND RETAIN NEEDED PERSONNEL, THE IMPLEMENTATION OF OUR BUSINESS PLAN COULD SLOW OR OUR FUTURE GROWTH COULD HALT

    Competition for highly skilled engineering, sales, marketing and support personnel is intense because there are a limited number of people available with the necessary technical skills and understanding of our market. Any failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs could impair our growth. The support of our products requires highly trained customer support and professional services personnel. Once we hire them, they may require extensive training in our voice infrastructure products. If we are unable to hire, train and retain our customer support and professional services personnel, we may not be able to increase sales of our products.

    Our future success depends upon the continued services of our executive officers who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. The loss of the services of any of our officers or key employees could delay the development and introduction of, and negatively impact our ability to sell, our products.

OUR ABILITY TO COMPETE AND OUR BUSINESS COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR BECOME SUBJECT TO INTELLECTUAL PROPERTY RIGHTS LITIGATION, WHICH COULD REQUIRE US TO INCUR SIGNIFICANT COSTS

    We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be harmed.

    In addition, we may also become involved in litigation as a result of allegations that we infringe intellectual property rights of others. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or contract manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

    - stop selling, incorporating or using our products that use the challenged intellectual property;

    - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

    - redesign those products that use any allegedly infringing technology.

Any lawsuits regarding intellectual property rights, regardless of their success, would be time-consuming, expensive to resolve and would divert our management's time and attention.

IF WE ARE SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES

    Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to claims of this kind in the future as we seek to hire qualified personnel. Those claims may result in material litigation. We could incur substantial costs defending ourselves or our employees against those claims, regardless of their merits. In addition, defending ourselves from those types of claims could divert our management's attention from our operations. If we are found to have engaged in unfair hiring practices, or our employees are found to have violated agreements with previous employers, we may suffer a significant disruption in our operations.

WE MAY FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL EXPANSION THAT COULD IMPAIR OUR ABILITY TO GROW OUR REVENUES ABROAD

    We intend to expand into international markets. This expansion will require significant management attention and financial resources to successfully develop direct and indirect international sales and support channels. In addition, we may not be able to develop international market demand for our products, which could impair our ability to grow our revenues.

    We have limited experience marketing and distributing our products internationally and, to do so, we expect that we will need to develop versions of our products that comply with local standards. Furthermore, international operations are subject to other inherent risks, including:

    - greater difficulty collecting accounts receivable and longer collection periods;

    - difficulties and costs of staffing and managing foreign operations;

    - the impact of differing technical standards outside the United States;

    - the impact of recessions in economies outside the United States;

    - unexpected changes in regulatory requirements and currency exchange rates;

    - certification requirements;

    - reduced protection for intellectual property rights in some countries; and

    - potentially adverse tax consequences.

ANY INVESTMENTS OR ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND SERIOUSLY HARM OUR FINANCIAL CONDITION

    Although we have no current agreements to do so, we intend to consider investing in, or acquiring, complementary products, technologies or businesses. In the event of any future investments or acquisitions, we could:

    - issue stock that would dilute our current stockholders' percentage ownership;

    - incur debt or assume liabilities;

    - incur significant amortization expenses related to goodwill and other intangible assets; or

    - incur large and immediate write-offs.

    Our integration of any acquired products, technologies or businesses will also involve numerous risks, including:

    - problems and unanticipated costs associated with combining the purchased products, technologies or businesses;

    - diversion of management's attention from our core business;

    - adverse effects on existing business relationships with suppliers and customers;

    - risks associated with entering markets in which we have limited or no prior experience; and

    - potential loss of key employees, particularly those of the acquired organizations.

    We may be unable to successfully integrate any products, technologies, businesses or personnel that we might acquire in the future without significant costs or disruption to our business.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US, AND IF IT IS AVAILABLE, MAY DILUTE YOUR OWNERSHIP OF OUR COMMON STOCK

    We may need to raise additional funds through public or private debt or equity financings in order to:

    - fund ongoing operations;

    - take advantage of opportunities, including more rapid expansion or acquisition of complementary products, technologies or businesses;

    - develop new products; or

    - respond to competitive pressures.


    Any additional capital raised through the sale of equity may dilute your percentage ownership of our common stock. Furthermore, additional financings may not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to grow or maintain our operations.


RISKS RELATING TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE

    The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly from the price you pay in this offering:

    - loss of any of our major customers;

    - the addition or departure of key personnel;

    - variations in our quarterly operating results;

    - announcements by us or our competitors of significant contracts, new products or product enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

    - changes in financial estimates by securities analysts;

    - sales of common stock or other securities by us in the future;

    - changes in market valuations of telecommunications and networking companies; and

    - fluctuations in stock market prices and volumes.

    In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels and may not be sustained. These broad market and industry trends may materially and adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been initiated against these companies. Class-action litigation, if initiated, could result in substantial costs and a diversion of management's attention and resources. All of these factors could cause the market price of our stock to drop and you may not be able to sell your shares at or above the initial offering price.

AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP

    Prior to this offering, you could not buy or sell our common stock publicly. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or be sustained following this offering. You may not be able to resell your shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and our underwriters and may not be indicative of the market price for these shares following this offering. You should read "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

OUR MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT PRODUCE PROFITABILITY OR INCREASE MARKET VALUE

    Our management will have considerable discretion in applying the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not generate revenues or increase our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL


    We anticipate that our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 42.4% of our outstanding common stock following the completion of this offering, assuming the underwriters do not exercise their over-allotment option. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders."


PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE OF CONTROL

    Provisions of our amended and restated certificate of incorporation, amended and restated by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING THAT COULD CAUSE OUR STOCK PRICE TO FALL

    Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about ourselves and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements, as more fully described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS


    Our net proceeds from the sale of the 5,000,000 shares of common stock in this offering will be approximately $91.75 million, assuming an initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover of this prospectus, after deducting the underwriting discounts and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $105.70 million.


    The principal purposes of this offering are to fund our operations, to obtain additional working capital, to establish a public market for our common stock, to increase our visibility in the marketplace, to facilitate future access to public capital markets and to provide currency for potential acquisitions.


    We expect to use the net proceeds from this offering for general corporate purposes, including the funding of operating losses, the expansion of sales, marketing and product development activities, working capital, capital expenditures and the repayment of outstanding amounts under our equipment line of credit. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no plans, commitments or agreements with respect to any of these types of transactions. Pending their use, we plan to invest the net proceeds in investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock or other securities. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our credit agreement with a commercial bank prohibits the payment of dividends without prior approval.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of March 31, 2000:


    - on an actual basis;


    - on a pro forma basis to reflect the conversion of all outstanding shares of our redeemable convertible preferred stock into 32,319,074 shares of common stock upon the closing of this offering; and



    - on a pro forma as adjusted basis to give effect to the sale of the 5,000,000 shares of common stock offered in this offering after deducting the underwriting discounts and estimated offering expenses payable by us assuming an initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover of this prospectus.



    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.



                                                                       MARCH 31, 2000
                                                              ---------------------------------
                                                                           PRO       PRO FORMA
                                                               ACTUAL     FORMA     AS ADJUSTED
                                                              --------   --------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term obligations, less current portion.................  $  3,293   $  3,293    $  3,293

Redeemable convertible preferred stock, $0.01 par value;
  17,000,000 shares authorized, 13,833,122 shares issued and outstanding, actual; no shares authorized, issued and
  outstanding, on a pro forma and pro forma as adjusted
  basis.....................................................    70,859         --          --

Stockholders' equity (deficit):
  Preferred stock, $0.01 par value; no shares authorized,
    issued and outstanding on an actual basis; 5,000,000
    shares authorized, no shares issued and outstanding, on
    a pro forma and pro forma as adjusted basis.............        --         --          --
  Common stock, $0.001 par value; 70,000,000 shares
    authorized, 22,713,920 shares issued, 22,683,920 shares
    outstanding, actual; 300,000,000 shares authorized,
    55,032,994 shares issued, 55,002,994 shares outstanding,
    on a pro forma basis; 300,000,000 shares authorized,
    60,032,994 shares issued, 60,002,994 shares outstanding,
    on a pro forma as adjusted basis (1)....................        23         55          60
  Capital in excess of par value............................    54,674    125,501     217,246
  Accumulated deficit.......................................   (49,957)   (49,957)    (49,957)
  Stock subscriptions receivable............................      (346)      (346)       (346)
  Deferred compensation.....................................   (37,069)   (37,069)    (37,069)
  Treasury stock, at cost: 30,000 common shares.............       (20)       (20)        (20)
                                                              --------   --------    --------
  Total stockholders' equity (deficit)......................   (32,695)    38,164     129,914
                                                              --------   --------    --------
    Total capitalization....................................  $ 41,457   $ 41,457    $133,207
                                                              ========   ========    ========


--------------------------


(1) Based on shares outstanding as of March 31, 2000. Excludes 3,127,032 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $6.00 per share. Includes
   14,106,616 shares of restricted common stock which are subject to our right to repurchase upon termination of employment of the holder at a weighted average repurchase price of $0.23 per share.

                                    DILUTION


    Our pro forma net tangible book value as of March 31, 2000 was approximately $37.2 million, or $0.68 per share of common stock outstanding. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma shares of common stock outstanding as of March 31, 2000, after giving effect to the conversion of all shares of redeemable convertible preferred stock into 32,319,074 shares of common stock. After giving effect to the issuance and sale of the 5,000,000 shares of common stock offered in this offering and after deducting the underwriting discounts and estimated offering expenses payable by us, assuming an initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover of this prospectus, our pro forma as adjusted net tangible book value as of March 31, 2000 would have been $128.9 million, or $2.15 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.47 per share to existing stockholders and an immediate dilution of $17.85 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $20.00
  Pro forma net tangible book value per share at March 31,
    2000....................................................  $ 0.68
  Increase in pro forma net tangible book value per share
    attributable to new investors...........................    1.47
                                                              ------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................             2.15
                                                                       ------
Dilution per share to new investors.........................           $17.85
                                                                       ======



    Assuming the exercise of all outstanding stock options as of March 31, 2000, and after giving effect to the issuance and sale of the common stock in this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, assuming an initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover of this prospectus, our pro forma as adjusted net tangible book value as of March 31, 2000 would have been $147.7 million, or $2.34 per share, representing an immediate increase in pro forma as adjusted net tangible book value of $1.66 per share to existing stockholders from the pro forma net tangible book value at March 31, 2000 of $0.68 per share and an immediate dilution of $17.66 per share to new investors.



    The following table summarizes, on a pro forma basis, as of March 31, 2000, the differences between the number of shares of common stock purchased from us, the total consideration provided to us, and the average price per share paid by existing stockholders and by new investors purchasing stock in this offering:



                                           SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                        ----------------------   ------------------------     PRICE
                                          NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                        -----------   --------   -------------   --------   ---------
Existing stockholders.................   55,002,994     91.7%    $ 74,524,000      42.7%     $ 1.35
New investors.........................    5,000,000       8.3     100,000,000       57.3      20.00
                                        -----------   -------    ------------    -------
    Total.............................   60,002,994    100.0%    $174,524,000     100.0%
                                        ===========   =======    ============    =======



    The table above excludes as of March 31, 2000, 3,127,032 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $6.00 per share under our 1997 Stock Incentive Plan. To the extent any of these options are exercised, there will be further dilution to new investors. If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 5,750,000 shares, or 9.5% of the total number of shares of common stock outstanding after this offering. See "Management--Benefit Plans" and note 9 to our consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA



    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus. The consolidated statement of operations data for the period from our inception on August 7, 1997 to December 31, 1997 and the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements, audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended
March 31, 1999 and 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of Sonus' financial position and operating results for these periods. The consolidated balance sheet data as of December 31, 1997 have been derived from our consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, not included in this prospectus.



                                           PERIOD FROM
                                            INCEPTION
                                           (AUGUST 7,                                    THREE MONTHS ENDED
                                            1997) TO       YEAR ENDED DECEMBER 31,           MARCH 31,
                                          DECEMBER 31,     ------------------------   ------------------------
                                              1997            1998         1999          1999         2000
                                         ---------------   ----------   -----------   ----------   -----------
                                                                                            (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues...............................       $  --        $       --   $        --   $       --   $     1,093

Operating expenses:
  Manufacturing and product costs
    (1)................................          --                --         1,861          223         1,462
  Research and development (1).........         299             5,824        10,780        2,684         4,844
  Sales and marketing (1)..............          --               426         5,606          438         3,358
  General and administrative (1).......         187               919         1,723          301           713
  Stock-based compensation.............          --                59         4,404          517         6,979
                                              -----        ----------   -----------   ----------   -----------
Total operating expenses...............         486             7,228        24,374        4,163        17,356
                                              -----        ----------   -----------   ----------   -----------
Loss from operations...................        (486)           (7,228)      (24,374)      (4,163)      (16,263)
Interest income (expense), net.........          25               314           487          120           228
                                              -----        ----------   -----------   ----------   -----------
Net loss...............................        (461)           (6,914)      (23,887)      (4,043)      (16,035)
Beneficial conversion feature of Series
  C preferred stock....................          --                --        (2,500)          --            --
                                              -----        ----------   -----------   ----------   -----------
Net loss applicable to common
  stockholders.........................       $(461)       $   (6,914)  $   (26,387)  $   (4,043)  $   (16,035)
                                              =====        ==========   ===========   ==========   ===========
Net loss per share (2):
  Basic and diluted....................       $  --        $    (4.27)  $     (5.53)  $    (1.23)  $     (2.07)
  Pro forma basic and diluted..........                                       (0.75)                     (0.41)

Shares used in computing net loss per
  share (2):
  Basic and diluted....................          --         1,619,289     4,774,763    3,285,170     7,742,970
  Pro forma basic and diluted..........                                  32,062,786                 38,921,794


--------------------------


(FOOTNOTES ON FOLLOWING PAGE)

                                                                       DECEMBER 31,
                                                              ------------------------------    MARCH 31,
                                                                1997       1998       1999        2000
                                                              --------   --------   --------   -----------
                                                                                               (UNAUDITED)
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............   $6,606    $16,501    $23,566      $41,779
Working capital.............................................    6,308     15,321     19,604       35,122
Total assets................................................    6,987     18,416     30,782       52,361
Long-term obligations, less current portion.................        6      1,220      3,402        3,293
Redeemable convertible preferred stock......................    7,100     22,951     46,109       70,859
Total stockholders' deficit.................................     (447)    (7,097)   (25,199)     (32,695)


--------------------------


(1) Excludes non-cash, stock-based compensation expense as follows:



                                                                        YEAR ENDED          THREE MONTHS ENDED
                                                                       DECEMBER 31,              MARCH 31,
                                                                   ---------------------   ---------------------
                                                                     1998        1999        1999        2000
                                                                   ---------   ---------   ---------   ---------
                                                                                                (UNAUDITED)
                                                                                  (IN THOUSANDS)
         Manufacturing and product costs.........................  $     --    $     92    $      8    $     73
         Research and development................................        29       1,537         121       3,647
         Sales and marketing.....................................        12       2,104         214       2,739
         General and administrative..............................        18         671         174         520
                                                                   --------    --------    --------    --------
                                                                   $     59    $  4,404    $    517    $  6,979
                                                                   ========    ========    ========    ========



(2) See note (1)(q) to our consolidated financial statements for an explanation of the method of calculation. Pro forma per share calculation reflects the conversion upon the closing of the offering of all the outstanding shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock into shares of common stock, as if the conversion occurred at the date of original issue.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE RISKS DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


    We are a leading provider of voice infrastructure products for the new public network. We offer a new generation of carrier-class switching equipment and software that enable the delivery of voice services to be delivered over packet-based networks. From our inception in August 1997 through March 31, 2000, our operating activities consisted primarily of research and development, product design, development and testing. We also staffed and trained our administrative, marketing and sales organizations and began sales and marketing activities.



    Since our inception, we have incurred significant losses and, as of March 31, 2000, had an accumulated deficit of $50.0 million. We have not achieved profitability on a quarterly or an annual basis, and anticipate that we will continue to incur net losses. We have a lengthy sales cycle for our products and, accordingly, we expect to incur sales and other expenses before we realize the related revenues. We expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability.



    We sell our products through a direct sales force, resellers and distributors. In the future, we anticipate expanding our sales efforts to include additional overseas distribution partners. Customers' decisions to purchase our products to deploy in commercial networks involve a significant commitment of resources and a lengthy evaluation, testing and product qualification process. We believe these long sales cycles, as well as our expectation that customers will tend to sporadically place large orders with short lead times, will cause our revenues and results of operations to vary significantly and unexpectedly from quarter to quarter. We expect to recognize revenues from a limited number of customers for the foreseeable future.



    We recognize revenue from product sales to end users, resellers and distributors upon shipment, provided there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, we recognize revenue when those uncertainties are resolved. Service revenue is recognized as the services are performed. Amounts collected prior to satisfying our revenue recognition criteria are reflected as deferred revenue. We estimate and record warranty costs at the time of product revenue recognition. In November 1999, we began shipping our products and during the first quarter of fiscal 2000 recognized our first revenues of $1.1 million. As of March 31, 2000, we had a total of $1.0 million in deferred revenue that we expect will be recognized in 2000. See note 1(i) to our consolidated financial statements.


    GROSS PROFIT MARGINS. We believe that our gross profit margins will be affected primarily by the following factors:

    - demand for our products and services;

    - new product introductions both by us and by our competitors;

    - product service and support costs associated with initial deployment of our products in customers' networks;

    - changes in our pricing policies and those of our competitors;

    - the mix of product configurations sold;

    - the mix of sales channels through which our products and services are sold; and

    - the volume of manufacturing and costs of manufacturing and components.


    MANUFACTURING EXPENSES. Our manufacturing expenses consist primarily of amounts paid to third-party manufacturers, manufacturing start-up expenses and manufacturing personnel and related costs. Commencing in 1999, we outsourced our manufacturing to third-parties. Manufacturing engineering, documentation control, final testing and assembly are performed at our facility.


    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and related personnel costs, recruiting expenses and prototype costs related to the design, development, testing and enhancement of our products. We have expensed our research and development costs as incurred. Some aspects of our research and development effort require significant short-term expenditures, the timing of which can cause significant quarterly variability in our expenses. We believe that research and development is critical to our strategic product development objectives and we intend to enhance our technology to meet the changing requirements of our customers. As a result, we expect our research and development expenses to increase in absolute dollars in the future.


    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries and related personnel expenses, commissions, recruiting expenses, promotions, customer evaluations and other marketing expenses. We expect that sales and marketing expenses will increase substantially in absolute dollars in the future as we increase our direct sales efforts, expand our operations internationally, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations.


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, and accounting personnel, recruiting expenses and professional fees. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.


    STOCK-BASED COMPENSATION. In connection with our grant of stock options and issuance of restricted common stock during the year ended December 31, 1999 and the three months ended March 31, 2000, we recorded deferred compensation of $20.9 million and $25.1 million, respectively. Stock-based compensation includes the amortization of stock compensation charges resulting from the granting of stock options and the sales of restricted common stock to employees with exercise or sales prices that may be deemed for accounting purposes to be below the fair value of our common stock on the date of grant and compensation expense associated with the grant of stock options and issuance of restricted stock to non-employees. Deferred compensation amounts are being amortized over the vesting periods of the applicable options or restricted stock, which are four to five years. The compensation expense associated with non-employees is recorded at the time services are provided. See note 9(f) to our consolidated financial statements.


    BENEFICIAL CONVERSION OF PREFERRED STOCK. In 1999, we recorded a charge to accumulated deficit of $2.5 million representing the beneficial conversion feature of our Series C redeemable convertible preferred stock that was sold in November and December 1999. This charge is accounted for as a dividend to preferred stockholders and, as a result, will increase the net loss available to common stockholders and the related net loss per share.

RESULTS OF OPERATIONS

    Because we were incorporated in August 1997 and commenced our principal operations in November 1997 after obtaining our initial funding, management believes that a discussion of the period from inception to December 31, 1997 would not be meaningful.


    YEARS ENDED DECEMBER 31, 1998 AND 1999


    MANUFACTURING EXPENSES. Manufacturing expenses were $1.9 million in 1999, compared to no expense in 1998. The increase was due to the commencement of manufacturing operations.


    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $10.8 million in 1999, an increase of $5.0 million, or 85%, from $5.8 million in 1998. The increase reflects costs primarily associated with a significant increase in personnel and personnel-related expenses and, to a lesser extent, recruiting expenses and prototype expenses for the development of our products.



    SALES AND MARKETING EXPENSES.  Sales and marketing expenses were
$5.6 million in 1999, an increase of $5.2 million from $426,000 in 1998. The increase reflects costs primarily associated with the hiring of additional sales and marketing personnel and, to a lesser extent, marketing program costs, including Web development, trade shows and product launch activities.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $1.7 million in 1999, an increase of $804,000, or 87%, from $919,000 in 1998. The increase reflects costs primarily associated with the hiring of additional general and administrative personnel and, to a lesser extent, expenses necessary to support and scale our operations.



    STOCK-BASED COMPENSATION. Stock-based compensation expenses were $4.4 million in 1999, an increase of $4.3 million, from $59,000 in 1998. The increase in stock-based compensation is due to the amortization of deferred stock-based compensation resulting from the granting of stock options and sales of restricted common stock to employees with exercise or sales prices below the deemed fair value of our common stock on the date of grant or sale for accounting purposes.



    INTEREST INCOME (EXPENSE), NET. Interest income consists of interest earned on our cash balances and marketable securities. Interest expense consists of interest incurred on equipment debt. Interest income, net of interest expense was $487,000 and $314,000 for 1999 and 1998, respectively. This increase reflects higher invested balances partially offset by an increase in interest expense from incurred borrowings.


    NET OPERATING LOSS CARRYFORWARDS. As of December 31, 1999, we had approximately $23.0 million of state and federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. These net operating loss carryforwards expire at dates through 2019, to the extent that they are not used. We have not recognized any benefit from the future use of loss carryforwards for these periods, or for any other periods since inception. Use of the net operating loss carryforwards may be limited in future years if there is a significant change in our ownership. Management has recorded a full valuation allowance for the related net deferred tax asset due to the uncertainty of realizing the benefit of this asset.

    THREE MONTHS ENDED MARCH 31, 1999 AND 2000



    REVENUES. In November 1999, we began shipping our products and recognized $1.1 million of revenues in the first quarter of 2000. Sales to Lucent Technologies accounted for substantially all of our revenues.



    MANUFACTURING EXPENSES AND PRODUCT COSTS. Manufacturing expenses and product costs were $1.5 million in the first quarter of 2000, an increase of $1.2 million from $223,000 in the first quarter of 1999. The increase primarily represents product and related costs associated with our first quarter of 2000 revenue and an increase in personnel associated with initial production start-up. The gross profit was lower than we anticipate it will be in the future, due to high start-up costs and the low volume of sales.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $4.8 million in the first quarter of 2000, an increase of $2.1 million, or 80%, from $2.7 million in the first quarter of 1999. The increase reflects costs primarily associated with a significant increase in personnel and personnel-related expenses, offset in part by lower prototype expenses for the development of our products.



    SALES AND MARKETING EXPENSES.  Sales and marketing expenses were
$3.4 million in the first quarter of 2000, an increase of $2.9 million from $438,000 in the first quarter of 1999. The increase reflects costs primarily associated with the hiring of additional sales and marketing personnel, and to a lesser extent increases in marketing programs, travel and related expenses.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $713,000 in the first quarter of 2000, an increase of $412,000, or 137%, from $301,000 in the first quarter of 1999. The increase reflects costs associated with the hiring of additional finance personnel and increased costs for professional services.



    STOCK-BASED COMPENSATION. Stock-based compensation expense was $7.0 million in the first quarter of 2000, an increase of $6.5 million from $517,000 in the first quarter of 1999. The increase is due to the additional amortization of deferred stock-based compensation resulting from the granting of additional stock options and sale of restricted common stock to employees during the last three quarters of 1999 and first quarter of 2000 and compensation expense associated with non-employees. Based on the grant of stock options and sale of restricted common stock through March 31, 2000, we expect to incur stock-based compensation expense of approximately $22.3 million in 2000, $11.7 million in 2001, $6.5 million in 2002, $3.1 million in 2003 and $500,000 in 2004.



    INTEREST INCOME (EXPENSE), NET. Interest income, net of interest expense was $228,000 and $120,000 for the three months ended March 31, 2000 and 1999, respectively. The increase reflects higher invested balances because of the completion of private financings, partially offset by an increase in interest expense from incurred borrowings.



QUARTERLY RESULTS OF OPERATIONS



    The following table presents our operating results for the quarters ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999 and
March 31, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited consolidated quarterly results when read in conjunction with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.



                                                                                   THREE MONTHS ENDED
                                                            ----------------------------------------------------------------
                                                            MARCH 31,    JUNE 30,    SEPT. 30,      DEC. 31,      MARCH 31,
                                                               1999        1999        1999           1999           2000
                                                            ----------   ---------   ---------   --------------   ----------
                                                                                     (IN THOUSANDS)
                                                                                      (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues................................................   $    --      $    --     $    --       $     --       $  1,093
  Operating expenses:
    Manufacturing and product costs.......................       223          349         519            770          1,462
    Research and development..............................     2,684        2,387       2,434          3,275          4,844
    Sales and marketing...................................       438          834       1,475          2,859          3,358
    General and administrative............................       301          375         438            609            713
    Stock-based compensation..............................       517          564       1,090          2,233          6,979
                                                             -------      -------     -------       --------       --------
  Total operating expenses................................     4,163        4,509       5,956          9,746         17,356
                                                             -------      -------     -------       --------       --------
  Loss from operations....................................    (4,163)      (4,509)     (5,956)        (9,746)       (16,263)
  Interest income (expense), net..........................       120           92          71            204            228
                                                             -------      -------     -------       --------       --------
  Net loss................................................    (4,043)      (4,417)     (5,885)        (9,542)       (16,035)
  Beneficial conversion feature of Series C preferred
    stock.................................................        --           --          --         (2,500)            --
                                                             -------      -------     -------       --------       --------
  Net loss applicable to common stockholders..............   $(4,043)     $(4,417)    $(5,885)      $(12,042)      $(16,035)
                                                             =======      =======     =======       ========       ========



    Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. Generally, purchases by service providers of telecommunications equipment from manufacturers have been unpredictable and clustered, rather than steady, as the providers build out their networks. The primary factors that may affect our revenues and results include the following:



    - fluctuation in demand for our voice infrastructure products and the timing and size of customer orders;



    - the length and variability of the sales cycle for our products and the corresponding timing of recognizing revenues and deferred revenues;



    - new product introductions and enhancements by our competitors and us;



    - changes in our pricing policies, the pricing policies of our competitors and the prices of the components of our products;



    - our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;



    - the mix of product configurations sold;



    - our ability to obtain sufficient supplies of sole or limited source components;



    - our ability to attain and maintain production volumes and quality levels for our products;



    - costs related to acquisitions of complementary products, technologies or businesses; and



    - general economic conditions, as well as those specific to the telecommunications, networking and related industries.



    As with other telecommunications product suppliers, we may recognize a substantial portion of our revenue in a given quarter from sales booked and shipped in the last weeks of that quarter. As a result, a delay in customer orders is likely to result in a delay in shipments and recognition of revenue beyond the end of a given quarter, which would have a significant impact on our operating results for that quarter.



    Our operating expenses are largely based on anticipated organizational growth and revenue trends. As a result, a delay in generating or recognizing revenues for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably substantially decrease.


LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have financed our operations primarily through private sales of redeemable convertible preferred stock totaling $70.7 million in net proceeds through March 31, 2000. Upon the closing of this offering, all of our redeemable convertible preferred stock will convert into 32,319,074 shares of common stock. We have also financed our operations through net long-term borrowings of $4.7 million for the purchase of fixed assets. At March 31, 2000, cash, cash equivalents and marketable securities totaled $41.8 million.



    Net cash used in operating activities was $5.7 million for the three months ended March 31, 2000, $16.0 million for 1999 and $5.9 million for 1998. Net cash flows from operating activities in each period reflect increasing net losses as compared to the comparable period of the preceding year and, to a lesser extent, inventory purchases offset in part by increases in accounts payable and accrued expenses.



    Net cash used in investing activities was $3.8 million for the three months ended March 31, 2000, $6.4 million for 1999 and $14.8 million for 1998. Net cash used for investing activities in each period reflects purchases of property and equipment, primarily computers and test equipment for our development and manufacturing activities and net purchases and maturities of marketable securities. We used amounts invested in marketable securities in 1998 to fund operations in 1999. We expect capital expenditures to continue to increase in the year 2000 to approximately $11.0 million, due to our expansion and expenditures for software licenses, computers and test equipment.



    Net cash provided by financing activities was $26.3 million for the three months ended March 31, 2000, $27.6 million for 1999 and $17.7 million for 1998. Net cash provided by financing activities for these periods was derived primarily from private sales of redeemable convertible preferred stock and long-term borrowings. We also have a $7.0 million bank equipment line of credit with available borrowings of $1.4 million as of March 31, 2000. This line of credit is collateralized by all of our assets, except intellectual property, and bears interest at the bank's prime rate plus 0.5%. At March 31, 2000, an aggregate of approximately $4.7 million was outstanding under this line of credit. We are required to comply with various financial and restrictive covenants, and as of March 31, 2000, are in compliance with these covenants.


    We believe that the net proceeds from this offering, together with our current cash, cash equivalents and marketable securities and available line of credit, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months. If our existing resources, proceeds from this offering and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

MARKET RISK

    We do not currently use derivative financial instruments. We generally place our marketable security investments in high-quality credit instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

RECENT ACCOUNTING PRONOUNCEMENT


    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. This bulletin established guidelines for revenue recognition. We recognize revenues in accordance with this recent pronouncement.



    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We do not currently engage in trading market risk sensitive instruments or purchase hedging instruments or "other than trading" instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We may do so in the future as our operations expand domestically and abroad. We will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on our results of operations when appropriate. We will adopt SFAS No. 133 as required by SFAS No. 137, DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have a material impact on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW


    We are a leading provider of voice infrastructure products for the new public network. We offer a new generation of carrier-class switching equipment and software that enable voice services to be delivered over packet-based networks.



    We expect two global forces--deregulation and the expansion of the Internet--to revolutionize the public telephone network worldwide. Packet networks more efficiently use available network bandwidth as compared to traditional circuit-switched telephone networks, which were designed for voice traffic and built long before the advent of the Internet. Packet-based networks, which transport voice and data in small bundles, or "packets," offer a highly flexible, cost-effective and efficient means to provide communications services, including data, voice and multimedia. Our GSX9000 Open Services Switch, PSX6000 SoftSwitch, SGX2000 SS7 signaling gateway and System 9200 Internet offload solution are designed to offer high-reliability, toll-quality voice, improved economics, interoperability, rapid deployment and an open architecture enabling the design and implementation of new services and applications.


    Our objective is to be the primary supplier of voice infrastructure products for the new public network. We intend to capitalize on our early technology and market lead to build the premier franchise in voice infrastructure solutions for the new public network.

INDUSTRY BACKGROUND

    The public telephone network is an integral part of our everyday lives. For most of its 100-year history, the telephone industry has been heavily regulated, which has slowed the evolution of its underlying circuit-switching technologies and limited innovation in service offerings and the pricing of telephone services. We expect two global forces--deregulation and the expansion of the Internet--to revolutionize the public telephone network worldwide.


    Deregulation of the telephone industry accelerated with the passage of the Telecommunications Act of 1996. The barriers that once restricted service providers to a specific geography or service offering, such as local or long distance, are disappearing. The opportunity created by opening up the $750 billion telephone services market has been attracting thousands of new service providers. Intense competition between new players and incumbents is driving down prices. With limited ability to reduce the cost structure of the public telephone network, profit margins for traditional telephone services are eroding. In response, service providers are seeking both new, creative and differentiated service offerings and the means to reduce their costs.


    Simultaneously, the rapid adoption of the Internet is driving dramatic growth of data traffic. Today, a significant portion of this data traffic is carried over the traditional circuit-switched telephone network. However, the circuit-switched network, designed for voice traffic and built long before the advent of the Internet, is not suited to efficiently transport data traffic. In a circuit-switched network, a dedicated path, or circuit, is established for each call, reserving a fixed amount of capacity or bandwidth in each direction. The dedicated circuit is maintained for the duration of the call across all of the circuit switches spanning the path from origination to the destination of the call, even when no traffic is being sent. As a result, a circuit-switched architecture is highly inefficient for Internet applications, which tend to create large bursts of data traffic followed by long periods of silence.

    In contrast, a packet network divides traffic into distinct units called packets, and routes each packet independently. By combining traffic from users with differing capacity demands at different times, packet networks more efficiently fill available network bandwidth with packets of data from many users, thereby reducing the bandwidth wasted due to silence from any single user. The volume of data traffic continues to increase as use of the Internet and the number of connected users grow, driving service providers to build large-scale, more efficient packet networks.

    With voice traffic carried over the vast installed base of traditional circuit-switched networks, and data traffic carried over rapidly expanding packet networks, service providers are faced with the expense and complexity of building and maintaining parallel networks.

    The following diagrams depict these parallel voice and data networks.[Two diagrams appear: the first diagram is symmetric and depicts a circuit-switched network. A large, rectangular box labeled "Circuit Switched Network" is in the center. The box contains a series of small shapes aligned linearly and connected by a straight bold line. From left to right, the shapes are a small circle labeled "End Office," two small hexagons labeled "Tandem/Toll" and a small circle labeled "End Office." Outside of the rectangular box on each side is an icon representing a telephone connected to the outer circle labeled "End Office" by a bold line. Also on each side and connected to the outer "End Office" circle by dotted lines are icons representing a fax machine and second telephone. Above the rectangular box and connected by dotted lines to each of the small shapes inside of the large rectangle is a shaded oval labeled "SS7."

Lower diagram is symmetric and depicts a generic packet-switched network. Shaded cloud labeled "Packet Network" is aligned directly below the rectangular box of the upper diagram. On left and right side of the cloud, aligned linearly, is an icon representing a computer, connected to the cloud by a dotted line. Connected to the bottom of the cloud by dotted lines are three additional computers.]


THE NEED FOR, AND BENEFITS OF, COMBINING VOICE AND DATA NETWORKS


    We believe significant opportunities exist in uniting these separate, parallel networks into a new integrated public network capable of transporting both voice and data traffic. Enormous potential savings can be realized by eliminating redundant or overlapping equipment purchases and reducing network operating costs. Also, combining traditional voice services with Internet or Web-based services in a single network is expected to enable new and powerful high-margin, revenue-generating service offerings such as single-number dialing, unified messaging, Internet click-to-talk, sophisticated call centers and other services.


    The packet network is the platform for the new public network. The volume of data traffic has already eclipsed voice traffic and is growing much faster than voice. Packet architectures are more efficient at moving data, more flexible, and reduce equipment and operating costs. The key to realizing the full potential of a converged, packet-based network is to enable the world's voice traffic to run over those networks.


    Early attempts to develop new technologies to carry voice traffic over packet networks have included voice over Internet protocol, or VoIP, systems using a personal computer platform and devices that added VoIP capability to existing data devices such as remote access servers. While demonstrating the viability of transmitting voice over packet technology, these approaches have fallen far short of the quality, reliability and scalability required by the public telephone network.

    These early VoIP systems have also lacked the ability to interoperate with the signaling infrastructure of the circuit-switched network. Without this signaling capability, VoIP applications cannot provide the consistent "look, sound and feel" of traditional telephone calls and are not well-suited to more complex applications such as voicemail, unified messaging and other value-added services.


    The public telephone network is large, highly complex and generates significant revenues, a substantial majority of which are derived from voice services. Given service providers' substantial investment in, and dependence upon, traditional circuit-switched technology, their transition to the new public network will be gradual. During this transition, an immediate opportunity exists to reduce the burden on overloaded and expensive circuit-switched resources. Internet offload will allow modem-connected Internet calls to be identified and diverted from the circuit-switched network to the packet network, thus optimizing use of valuable network bandwidth.



    With $45 billion spent on traditional circuit switches in 1999, according to Synergy Research Group, a market research firm, the market opportunity for providers of voice infrastructure is significant. For example, spending on voice infrastructure products to enable just two applications in the new public network, VoIP and Internet offload, is projected to grow dramatically to $19 billion in 2003.


REQUIREMENTS FOR VOICE INFRASTRUCTURE PRODUCTS FOR THE NEW PUBLIC NETWORK

    Users demand high levels of quality and reliability from the public telephone network, and service providers require a cost-efficient network that enables new revenue-generating services. As a result, voice infrastructure products for the new public network must satisfy the following requirements:

    CARRIER-CLASS PERFORMANCE. Because they operate complex, mission-critical networks, service providers have clear infrastructure requirements. These include extremely high reliability, quality and interoperability. For example, service providers typically require equipment that complies with their 99.999% availability standard.

    SCALABILITY AND DENSITY. Infrastructure solutions for the new public network face challenging scalability requirements. Service providers' central offices typically support tens or even hundreds of thousands of simultaneous calls. In order to be economically attractive, the new infrastructure must compare favorably with existing networks in terms of cost per port, space occupied, power consumption and cooling requirements.

    COMPATIBILITY WITH STANDARDS AND EXISTING INFRASTRUCTURE. New infrastructure equipment and software must support the full range of telephone network standards, including signaling protocols such as SS7 and various physical interfaces such as ISDN, primary rate interface, or PRI, and T1. It must also support data networking protocols such as Internet protocol, or IP, and asynchronous transfer mode, or ATM, as well as newer protocols such as H.323, IPDC and SIP. When operating, the new equipment and software cannot hinder, and ideally should enhance, the capabilities of the existing infrastructure, for example, by alleviating Internet access bottlenecks.

    INTELLIGENT SOFTWARE IN AN OPEN AND FLEXIBLE PLATFORM. The architecture for the new public network will decouple the capabilities of traditional circuit-switching equipment into robust hardware elements and highly intelligent software platforms that provide control, signaling and service creation capabilities. This approach will transform the closed, proprietary circuit-switched public telephone network into a flexible, open environment accessible to a wide range of software developers. Service providers and third-party vendors will be able to develop and implement new applications independent of switch vendors. Moreover, the proliferation of independent software providers promises to drive the creation of innovative voice and data services that could expand service provider revenues.

    SIMPLE AND RAPID INSTALLATION, DEPLOYMENT AND SUPPORT. Infrastructure solutions must be easy to install, deploy, configure and manage. These attributes will enable rapid growth and effective management of dynamic and complex service provider networks.

THE SONUS SOLUTION

    We develop, market and sell what we believe to be the first comprehensive suite of voice infrastructure products purpose-built for the deployment and management of voice and data services over the new public network. Our solution consists of four carrier-class products:

    - the GSX9000 Open Services Switch;

    - the PSX6000 SoftSwitch;

    - the SGX2000 SS7 Signaling Gateway; and

    - the System 9200 Internet offload solution.

These products are designed to offer high reliability, toll-quality voice, improved economics, interoperability, rapid deployment and an open architecture enabling the design and implementation of new services and applications. Our solution has been specifically designed to meet the requirements of the new public network. As shown in the following diagram, our products unite the voice and data networks, unleashing the potential of the new public network.

    [Symmetric diagram with shaded cloud labeled "Packet Network" at the center. Aligned on the horizontal axis extending from each of the left and right sides of the "Packet Network" cloud is a box with caption reading "Sonus GSX9000 Open Services Switch" and a small cloud labeled "Public Telephone Network." Connected to the small cloud by bold lines are icons representing telephones and fax machines. Below the center "Packet Network" cloud and connected by bold lines are a stacked figure labeled "3rd Party Application Servers" and an icon representing a computer. Above the center "Packet Network" cloud on the left side is a small box labeled "Sonus SGX2000 SS7 Signaling Gateway" connected by a bold line. Above that box to the left, connected by a dotted line, is an oval labeled "SS7." Above the center "Packet Network" cloud on the right side is a small box labeled "Sonus PSX6000 SoftSwitch."]

    CARRIER-CLASS PERFORMANCE. Our products are designed to offer the highest levels of quality, reliability and interoperability, including:

    - full redundancy, enabling 99.999% availability;

    - voice quality as good as, or superior to, today's circuit-switched network;

    - system hardware designed for network equipment building standards, or NEBS, Level 3 compliance;

    - a complete set of service features, addressing those found in the existing voice network and extending them to offer greater flexibility; and

    - sophisticated network management and configuration capabilities.

    COMPATIBILITY WITH STANDARDS AND EXISTING INFRASTRUCTURE. Our products are designed to be compatible with all applicable voice and data networking standards and interfaces, including:

    - SS7 and other telephone network signaling protocols, including advanced services as well as simple call management and routing;

    - IP, ATM, Ethernet and optical data networking standards;

    - encoding, compression and call management standards including H.323, IPDC, SIP and others;

    - voice coding standards such as G.711, and echo cancellation standard G.168; and

    - all common interfaces, including T1, T3, E1 and PRI, and optical interfaces.

    Our solution is designed to interface with legacy circuit-switching equipment, supporting the transparent flow of calls and other information between the circuit and packet networks. As a result, our products allow service providers to migrate to the new public network, while preserving their significant legacy infrastructure investments.

    COST EFFECTIVENESS AND HIGH SCALABILITY. Our solution can be used to cost-effectively build packet-based switch configurations supporting a range from a few hundred calls to hundreds of thousands of simultaneous calls. In addition, the capital cost of our equipment is typically half that of traditional circuit-switched equipment. At the same time, our GSX9000 Open Services Switch offers unparalleled density, requires less than one-tenth of the space needed by circuit-switching implementations and requires significantly less power and cooling. This enables a significant reduction in expensive central office facilities' cost and allows service providers to deploy our equipment in locations where traditional circuit switches are not even an option given the limited space and environmental services.

    The GSX9000 Open Services Switch can create central office space savings as shown below.

    [Three dimensional diagram with a set of four rectangular bars parallel to one another and lined up evenly with caption reading "Traditional Circuit Switch (50,000 calls)." Depicted in front of the rectangular bars is a single, small, upright rectangular box labeled "Sonus GSX9000 Open Services Switch (50,000 calls)." Extending from each of the left and right sides of the small rectangular box back to the sides of the first of the four larger bars is a thin line.]

    OPEN SOFTWARE ARCHITECTURE AND FLEXIBLE PLATFORM. Our Open Services Architecture, or OSA, is based on a software-centric design and a flexible platform, allowing rapid development of new products and services. For example, software intelligence in our System 9200 can detect Internet modem calls as they enter the network and divert them to remote access servers to be routed directly to a packet network. New services may be developed by us, by service providers or by any number of third parties including software developers and systems integrators. The OSA also facilitates the creation of services that were previously not possible on the circuit-switched network. In addition, we have partnered with a number of third-party application software developers to stimulate the growth of new applications available for our platform.

    EASE OF INSTALLATION AND DEPLOYMENT. Our equipment and software can be installed and placed in service by our customers much more quickly than circuit-switching equipment. By offering comprehensive testing, configuration and management software, we expedite the deployment process as well as the ongoing management and operation of our products. We believe that typical installations of our solution require just weeks of time from product arrival to final testing, thereby reducing the cost of deployment and speeding the time to market for new services.

THE SONUS STRATEGY

    Our objective is to be the primary supplier of voice infrastructure for the new public network. We intend to capitalize on our early technology and market lead to build the premier franchise in voice infrastructure solutions for the new public network. Principal elements of our strategy include:


    LEVERAGE TECHNOLOGY LEADERSHIP TO ACHIEVE KEY SERVICE PROVIDER DESIGN
WINS. As the first company to provide voice infrastructure for the new public network, we plan to achieve key design wins with market-leading service providers as they develop the architecture for their new voice networks. We expect service providers to select vendors that provide leading technology and the ability to maintain that technology leadership. Our equipment is an integral part of the network architecture, and achieving design wins will enable us to rapidly grow our business as these networks are deployed. We have already been awarded contracts by three major service providers: Global Crossing, Intermedia Communications and Williams Communications. Furthermore, by working closely with our customers as they deploy these networks, we will gain valuable knowledge regarding their requirements, positioning us to develop product enhancements and extensions that address evolving service provider needs.



    EXPAND AND BROADEN OUR CUSTOMER BASE BY TARGETING SPECIFIC MARKET
SEGMENTS. We plan to leverage our early success to penetrate new customer segments. We believe new and incumbent service providers will build the new public network at different rates. Initially, the new service providers, also called greenfield carriers, who are relatively unencumbered by legacy equipment, will be the most likely first purchasers of our equipment and software, as they compete aggressively with the incumbent service providers. Other newer entrants, such as competitive local exchange carriers, or CLEC's, and Internet service providers, or ISP's, are also likely to be early adopters of our products. As competitive service providers achieve greater market presence and leverage the lower costs and advanced services inherent in packet-switching technology, we believe incumbents will face further competitive pressure, increasing the likelihood that, and pace at which, they will adopt our products.


    EXPAND OUR GLOBAL SALES, MARKETING, SUPPORT AND DISTRIBUTION
CAPABILITIES. Becoming the primary supplier of voice infrastructure for the new public network will require a strong worldwide presence. We are rapidly expanding our sales, marketing, support and distribution capabilities to address this need. We have recently opened regional sales offices in the United States and a European headquarters in the United Kingdom. In addition, we plan to augment our global direct sales effort with international distribution partners. As a carrier-class solution provider, we are making a significant investment in professional services and customer support.

    GROW OUR BASE OF SOFTWARE APPLICATIONS AND DEVELOPMENT PARTNERS. We have established and promote the Open Services Partner Alliance, or OSPA, which brings together a broad range of development partners to provide our customers with a variety of advanced services and application options. This alliance includes more than twenty members that are enabling new IP-based enhanced services, call processing, billing, provisioning, network management and operations systems. We plan to expand this program to maximize the services available to our customers, and speed their time to market.

    LEVERAGE OUR TECHNOLOGY PLATFORM FROM THE CORE OF THE NETWORK OUT TO THE ACCESS EDGE. Our robust and sophisticated technology platform has been designed to operate at the heart of the largest networks in the world. From a fundamental position in this trunking infrastructure, we plan to extend our reach by moving outward to the access segments of the network. For example, we have already announced our System 9200 Internet offload solution, a turnkey product that gives service providers a cost effective means to manage Internet data traffic. Over time, we plan to expand our product offerings into other high-growth areas, such as business and residential access. This approach will allow our customers to design and execute a coordinated migration and expansion strategy as they build entirely new networks or transition from their legacy circuit-switched infrastructure.

    ACTIVELY CONTRIBUTE TO THE STANDARDS DEFINITION AND ADOPTION PROCESS. To advance our technology and market leadership, we will continue to actively lead and contribute to standards bodies such as the International Softswitch Consortium, the Internet Engineering Task Force and the International Telecommunications Union. The definition of standards for the new public network is in an early stage and we intend to drive these standards to meet the requirements for an open, accessible, scalable and powerful new public network infrastructure.

    PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES. We intend to expand our products and services through selected acquisitions and alliances. These may include acquisitions of complementary products, technologies and businesses that further enhance our technology leadership or product breadth. We also believe that allying with companies providing complementary products or services for the new public network will enable us to bring greater value to our customers and extend our lead over potential competitors.

PRODUCTS

GSX9000 OPEN SERVICES SWITCH

    Our GSX9000 Open Services Switch enables voice traffic to be transported over packet networks. Its carrier-class hardware is designed to be NEBS Level 3 compliant and provide 99.999% availability, with no single point of failure, and offers optional full redundancy and full hot-swap capability. It is powered from -48VDC sources standard in central offices and attaches to the central office timing network. The basic building block of a GSX9000 is a shelf. Each shelf is 28" high, mounts in a standard 19" or 23" rack, and provides 16 slots for server and adapter modules. The first 2 slots are reserved for management modules, while the other 14 slots may be used for any mix of other module types. It supports the following interfaces:

            - T1;              [Diagram depicting a large box with caption reading "GSX9000 Open
            - T3;              Services Switch." Detail on the face includes the Sonus logo in the upper
            - E1;              left corner and a set of vertical slots.]
            - OC3;
            - 100BaseT; and
            - OC12c/STM-4.

    The GSX9000 is designed to deliver voice quality equal, or superior, to that of the public network. It is designed to support the G.711 approach used in circuit switches, and will deliver a number of other voice compression algorithms. It also is designed to provide world-class echo cancellation, conforming to the latest G.168 standard, on every circuit port. It automatically disables echo cancellation when it detects a modem signal. The GSX9000 is also designed to minimize delay, further enhancing perceived voice quality. The GSX9000 scales to the very large configurations required by major carriers. A single GSX9000 shelf can support up to 8,064 simultaneous calls. A single GSX9000 consisting of multiple shelves, can support 100,000 or more simultaneous calls. The GSX9000 is designed to operate with our PSX6000 SoftSwitch and with softswitches and network products offered by other vendors.

PSX6000 SOFTSWITCH


    The PSX6000 SoftSwitch controls the operation of the GSX9000. It contains the service provider's specifications of the features to be used for each subscriber or group of subscribers, the available services and when to provide them, and the policies for routing calls across the packet core. The PSX6000 does not handle voice calls directly; instead, it controls a GSX9000 to implement the necessary services. The PSX6000 supports a broad range of carrier switching requirements and provides a platform upon which new services can be easily and quickly created and implemented. It allows carriers to deploy a circuit-switched, packet, or converged circuit/packet infrastructure with the capacity, reliability and intelligence that they require. Functions such as provisioning, service selection and routing can be centralized in a small number of PSX6000 SoftSwitches.


    The PSX6000 can reside in a wide range of standard hardware platforms to fit any size network. It may be replicated as required for high availability or to support very high call processing requirements. The service provider can designate a primary softswitch to control each GSX9000 gateway. In case of a failure of the primary PSX6000, the GSX9000 will transparently transfer control to another PSX6000 without affecting calls.

    We believe the PSX6000 has the flexibility to support the requirements of the full range of service providers. Typical applications include Internet offload, PRI switching, domestic and international direct dial, business direct access, virtual private networks, and toll/tandem switching. The PSX6000 also facilitates new applications and services, integrating enhanced applications on IP-based platforms similar to Internet Web servers.

SGX2000 SS7 SIGNALING GATEWAY

    The Sonus SGX2000 SS7 Signaling Gateway offers carriers a comprehensive and cost-effective SS7 signaling solution that provides interconnection between the traditional public telephone network and elements of our Open Services Architecture. With the SGX2000, existing public telephone network voice switches can interact with the Sonus GSX9000 using the same signaling methods they would use with other circuit switches. This compatibility means that carriers can preserve their existing investment in infrastructure, and can offer their customers the full range of normal public telephone network services, such as 800 services and 1+ dialing in the new public network.

    The SGX2000 also supports full access to SS7 service control points. Using the SGX2000, our products gain access to signal control processor-based applications such as 800 number translation and local number portability. This support allows service providers to preserve their application investment and ensure compatibility between applications common to both circuit and packet voice services. The SGX2000 supports up to 64 A-links to the SS7 network, and transports the SS7 messages to other network devices using IP protocols. The SGX2000 can be deployed in a redundant configuration, providing the performance and high availability required of a carrier-class SS7 solution.

SYSTEM 9200


    Our System 9200 Internet offload solution is a turnkey product that allows local service providers, including CLEC's and ISP's, to more effectively handle the rapidly increasing amount of modem-originated Internet traffic traversing voice networks. The System 9200 is designed to divert Internet traffic from expensive circuit switches as calls enter the network, enabling service providers to improve network performance and significantly reduce network operating costs.


    The System 9200 utilizes the technology delivered in the GSX9000, PSX6000 and SGX2000 to provide a smooth migration to packetized voice and data transport.

CUSTOMER SUPPORT AND PROFESSIONAL SERVICES

    We believe our comprehensive technical customer support and professional services capabilities are an important element of our solution for customers. These services cover the full network lifecycle: planning; design; installation; and operations. We help our customers create or revise their business plans and design their networks and also provide the following:

    - turnkey network installation services;

    - 24-hour technical support; and

    - educational services to customer personnel on the installation, operation and maintenance of our equipment.

    We have established a technical assistance center at our headquarters in Westford, Massachusetts. The technical assistance center provides customers with periodic updates to our software and product documentation. We offer our customers a variety of service plans.


    A key differentiator of our support activities is our professional services group, many members of which hold advanced technical degrees in electrical engineering or related disciplines. We offer a broad range of professional services, including sophisticated network deployment, assistance with logistics and project management support. We also maintain a customer support laboratory in which customers can test the utility of our products for their specific applications and in which they can gain an understanding of the applications enabled by the converged network.

CUSTOMERS


    Our target customer base includes long distance carriers, local exchange carriers, Internet service providers, cable operators, international telephone companies and carriers that provide services to other carriers. We have shipped products to Global Crossing, Intermedia Communications, Lucent Technologies and Williams Communications, and to other customers and prospective customers. Currently, our customers are using our products in laboratory testing and internal trials.


SALES AND MARKETING


    We sell our products through a direct sales force, distributors and resellers, including Nissho Electronics Corporation and Lucent Technologies. Lucent Technologies currently represents us as a sales agent for one of our customers, Global Crossing. In addition, we intend to establish relationships with selected original equipment manufacturers and other marketing partners in order to serve particular markets or geographies and provide our customers with opportunities to purchase our products in combination with related services and products. As of March 31, 2000, our sales and marketing organization consisted of 40 employees, of which 14 are located in our headquarters in Westford, Massachusetts, and 26 are located in sales and support offices around the United States and in the United Kingdom.


RESEARCH AND DEVELOPMENT

    We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional applications, incorporating that technology into new products and maintaining the comprehensiveness of our product and service offerings. Our research and development process is driven by the availability of new technology, market data and customer feedback. We have invested significant time and resources in creating a structured process for undertaking all product development projects.


    We have assembled a team of highly skilled engineers with significant telecommunications and networking industry experience. Our engineers have experience in, and have been drawn, from leading computer data networking, telecommunications and multimedia companies. As of March 31, 2000, we had 110 employees responsible for research and development, of which 87 were software and quality assurance engineers and 23 were hardware engineers. Our engineering effort is focused on new applications and network access features, new network interfaces, improved scalability, quality, reliability and next generation technologies.



    We have made, and intend to continue to make, a substantial investment in research and development. Research and development expenses were $299,000 for the period from inception on August 7, 1997 to December 31, 1997, $5.8 million for the year ended December 31, 1998, $10.8 million for the year ended December 31, 1999 and $4.8 million for the three months ended March 31, 2000.


COMPETITION


    The market for voice infrastructure products for the new public network is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Our primary sources of competition include vendors of networking and telecommunications equipment, such as Cisco Systems, Lucent Technologies, Nortel Networks, Siemens and Tellabs, and private companies that have focused on our target market. In addition, Lucent Technologies, who currently represents us as a sales agent for one of our customers, Global Crossing, is also a direct competitor. Many of our competitors have significantly greater financial resources than we do and are able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of our competitors have more extensive customer bases and broader customer relationships than we do, including relationships with our potential customers.


    In order to compete effectively, we must deliver products that:

    - provide extremely high network reliability and voice quality;

    - scale easily and efficiently;

    - interoperate with existing network designs and other vendors' equipment;

    - provide effective network management;

    - are accompanied by comprehensive customer support and professional services; and

    - provide a cost-effective and space-efficient solution for service providers.

    In addition, we believe that the ability to provide vendor-sponsored financing, which some of our competitors currently offer, is an important competitive factor in our market.

INTELLECTUAL PROPERTY

    Our success and ability to compete are dependent on our ability to develop and maintain our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently have two patent applications pending in the United States and abroad and we cannot be certain that patents will be granted based on these or any other applications. We seek to protect our intellectual property by:

    - protecting our source code for our software, documentation and other written materials under trade secret and copyright laws;

    - licensing our software pursuant to signed license agreements, which impose restrictions on others' ability to use our software; and

    - seeking to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements.

    Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining technology leadership.


    We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.


MANUFACTURING


    Currently, we outsource the manufacturing of our products. Our contract manufacturers provide comprehensive manufacturing services, including assembly of our products and procurement of materials on our behalf. We perform final test and assembly at our facility to ensure that we meet our internal and external quality standards. We believe that outsourcing our manufacturing will enable us to conserve working capital, better adjust manufacturing volumes to meet changes in demand and more quickly deliver products. At present, we purchase products from our outside contract manufacturers on a purchase order basis. We may not be able to enter into long-term contracts with outside manufacturers on terms acceptable to us, if at all.


EMPLOYEES


    As of March 31, 2000, we had a total of 198 employees, including 110 in research and development, 40 in sales and marketing, 22 in customer support and professional services, 18 in manufacturing and eight in finance and administration. Our employees are not represented by any collective bargaining unit. We believe our relations with our employees are good.


PROPERTIES


    Our headquarters are currently located in a leased facility in Westford, Massachusetts, consisting of approximately 41,500 square feet under a lease that expires in 2004. In April 2000, we executed a lease for an additional facility in Littleton, Massachusetts consisting of approximately 23,000 square feet under a sublease that expires in 2003. We also lease short-term office space in Colorado and New Jersey. We believe our existing facilities are adequate for our current needs and that suitable additional space will be available as needed.


LEGAL PROCEEDINGS

    We are not currently a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth our executive officers and directors, their respective ages and positions as of March 31, 2000:



NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Rubin Gruber..............................     55      Chairman of the Board of Directors
Hassan M. Ahmed...........................     42      President, Chief Executive Officer and
                                                       Director
Michael G. Hluchyj........................     45      Chief Technology Officer, Vice President
                                                       and Secretary
Jeffrey Mayersohn.........................     49      Vice President of Customer Support and
                                                       Professional Services
Stephen J. Nill...........................     48      Chief Financial Officer, Vice President of
                                                       Finance and Administration and Treasurer
Gary A. Rogers............................     45      Vice President of Worldwide Sales and
                                                       Marketing
Frank T. Winiarski........................     57      Vice President of Manufacturing
Kwok P. Wong..............................     42      Vice President of Engineering
Edward T. Anderson (1)....................     50      Director
Paul J. Ferri (1) (2).....................     61      Director
Paul J. Severino (1) (2)..................     53      Director


------------------------

(1) Member of audit committee.

(2) Member of compensation committee.


    RUBIN GRUBER is one of our founders and has been a Director since
November 1997 and Chairman of our Board of Directors since November 1998. From November 1997 until November 1998, Mr. Gruber was our President. Before founding Sonus, Mr. Gruber was a founder of VideoServer, Inc., now Ezenia!, Inc., a manufacturer of videoconference network equipment and from February 1992 until September 1996 served as Vice President of Business Development. Previously,
Mr. Gruber was a founder and served as President of both Cambridge Telecommunications, Inc., a manufacturer of networking equipment, and Davox Corporation, a developer of terminals supporting voice and data applications, and served as a Senior Vice President of Bolt, Beranek and Newman Communications Corporation, a subsidiary of Bolt, Beranek and Newman, Inc., a manufacturer of data communications equipment. Mr. Gruber also serves on the board of directors of the International Softswitch Consortium. Mr. Gruber holds a B.Sc. in mathematics from McGill University and a M.A. in mathematics from Wayne State University.



    HASSAN M. AHMED has been our President and Chief Executive Officer and a member of our Board of Directors since November 1998. From July 1998 to
November 1998, Mr. Ahmed was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment, and from July 1997 until July 1998 was a Vice President and General Manager of the Core Switching Division. From June 1995 to July 1997, Mr. Ahmed was Chief Technology Officer and Vice President of Engineering for Cascade Communications Corp., a provider of wide area network switches. From 1993 until June 1995, Mr. Ahmed was a founder and President of WaveAccess, Inc., a supplier of wireless communications. Prior to that, he was an Associate Professor at Boston University, Engineering Manager at Analog Devices, a chip manufacturer, and director of VSLI Systems at Motorola Codex, a supplier of communications equipment. Mr. Ahmed holds a B.S. and M.S. in engineering from Carleton University and a Ph.D. in engineering from Stanford University.


    MICHAEL G. HLUCHYJ is one of our founders and has been our Chief Technology Officer and Vice President since November 1997. He also has been our Secretary since our inception, our President from August 1997 to November 1997, our Treasurer from inception until March 2000 and a Director from our inception until November 1998. From July 1994 until July 1997, he was Vice President and Chief Technology Officer at Summa Four, Inc., a supplier of switches for carrier networks. Previously, he was Director of Networking Research at Motorola Codex and on the technical staff at AT&T Bell Laboratories. Mr. Hluchyj holds a B.S. degree in engineering from the University of Massachusetts, and M.S. and Ph.D. degrees in engineering from the Massachusetts Institute of Technology.


    JEFFREY MAYERSOHN has been our Vice President of Customer Support and Professional Services since July 1999. From March 1998 until July 1999, he was our Vice President of Carrier Relations. From June 1997 to March 1998,
Mr. Mayersohn was a Senior Vice President at GTE Internetworking, an Internet service provider. From January 1995 to June 1997, he was with BBN Corporation, formerly Bolt, Beranek and Newman, Inc., and was a Vice President at the BBN Planet division, an Internet service provider. From 1978 to January 1995, he held a number of positions at Bolt, Beranek and Newman Communications Corporation, including Senior Vice President of Engineering, Senior Vice President responsible for U.S. Government Networks and Vice President of Professional Services. Mr. Mayersohn holds an A.B. in physics from Harvard College and a M.Phil. in physics from Yale University.



    STEPHEN J. NILL has been our Chief Financial Officer and Vice President of Finance and Administration since September 1999 and our Treasurer since
March 2000. From June 1994 until August 1999, he was Vice President of Finance and Chief Financial Officer of VideoServer, Inc., now
Ezenia!, Inc. Previously, he served at Lotus Development Corporation, a software supplier, as Corporate Controller and Chief Accounting Officer. Prior to that, Mr. Nill held various financial positions with Computervision, Inc., a supplier of workstation-based software, International Business Machines Corporation and Arthur Andersen LLP. Mr. Nill has a B.A. in accounting from New Mexico State University and a M.B.A. from Harvard University.



    GARY A. ROGERS has been our Vice President of Worldwide Sales and Marketing since March 1999. From February 1997 to March 1999, Mr. Rogers was Senior Vice President of Worldwide Sales and Operations at Security Dynamics, Inc., now RSA Security, Inc., a supplier of network security products. Previously, he served at Bay Networks, Inc., a provider of Internetworking communications products, as Vice President of International Sales from July 1996 to February 1997 and as Vice President of Europe, Middle East and Africa from 1994 until July 1996. Prior to that, he held sales and marketing positions with International Business Machines Corporation. Mr. Rogers holds a B.S. degree in mathematics from Dartmouth College and a M.B.A. from the University of Chicago.


    FRANK T. WINIARSKI has been our Vice President of Manufacturing since
July 1998. From June 1997 until June 1998, he was Vice President of Manufacturing at Net2Net, Inc., a supplier of network analyzers. From June 1992 until June 1997, he was Vice President of Manufacturing at VideoServer, Inc., now Ezenia!, Inc. Previously, Mr. Winiarski was Vice President of Manufacturing at Synernetics, a supplier of local area networks, Vice President of Operations at Ashton-Tate Corporation, a software supplier, and held various positions with Digital Equipment Corporation, a computer equipment manufacturer. He holds a B.S. in engineering from the University of Idaho and a M.B.A. from Boston University.

    KWOK P. WONG is one of our founders and has been our Vice President of Engineering since November 1997. From 1991 to November 1997, he was director of software development at

VideoServer, Inc., now Ezenia!, Inc. Previously, Mr. Wong was Manager of Systems Networks Architecture at Bolt, Beranek and Newman Communications Corporation and was a software engineer at Davox Corporation. Mr. Wong has a B.S. in engineering and a M.S. in computer science from Northeastern University.


    EDWARD T. ANDERSON has been a Director since November 1997. Mr. Anderson has been managing general partner of North Bridge Venture Partners, a venture capital firm, since 1994. Previously, he was a general partner for ABS Ventures, the venture capital affiliate of Alex Brown & Sons. He also serves on the board of directors of Arrowpoint Communications, Inc. He has a M.F.A. from the University of Denver and a M.B.A. from Columbia University.



    PAUL J. FERRI has been a Director since November 1997. Mr. Ferri has been a general partner of Matrix Partners, a venture capital firm, since 1982. He also serves on the board of directors of Applix, Inc., Arrowpoint Communications, Inc. and Sycamore Networks, Inc. Mr. Ferri has a B.S. in engineering from Cornell University, a M.S. in engineering from Polytechnic Institute of New York and a M.B.A. from Columbia University.


    PAUL J. SEVERINO has been a Director since March 1999. Mr. Severino is a private investor. He has been Chairman of NetCentric Corporation, a provider of Internet telephony applications since January 1998 and was Acting Chief Executive Officer from January 1998 to March 1999. From November 1996 until January 1998, Mr. Severino was a private investor. From 1994 to October 1996, he was Chairman of Bay Networks, Inc. after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that, he was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. He also serves on the board of directors of Interspeed, Inc., MCK Communications, Inc., Media 100, Inc., and Silverstream Software, Inc. Mr. Severino has a B.S. in engineering from Rensselaer Polytechnic Institute.

    Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers. Each of the directors serves on the board of directors pursuant to the terms of an agreement that will terminate upon the closing of this offering.

ELECTION OF DIRECTORS

    Following this offering, the board of directors will be divided into three classes, with members of each class serving for a staggered three-year term. Messrs. Ferri and Gruber will serve in the class whose term expires in 2001; Messrs. Ahmed and Severino will serve in the class whose term expires in 2002; and Mr. Anderson will serve in the class whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

COMPENSATION OF DIRECTORS


    We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. See "Certain Transactions--Common Stock and Option Issuances" and "Management--Benefit Plans; 1997 Stock Incentive Plan."


BOARD COMMITTEES

    The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Ferri and Severino, reviews executive salaries, administers bonuses, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our benefit plans and compensation policies and practices.

    The audit committee, which consists of Messrs. Anderson, Ferri and Severino, reviews the professional services provided by our independent accountants, the independence of our accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the appointment of the compensation committee, our full board of directors, which includes Messrs. Gruber and Ahmed, was responsible for the functions of a compensation committee. Messrs. Gruber and Ahmed did not participate in deliberations regarding their own compensation. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and none of these interlocking relationships have existed in the past.


    Messrs. Ferri and Severino are the members of our compensation committee. Neither Mr. Ferri nor Mr. Severino is an executive officer of Sonus, nor has either received any compensation from us within the last three years other than in his capacity as a director.



    Since November 1997, we have issued and sold shares of Series A, Series B, Series C and Series D redeemable convertible preferred stock. Matrix Partners and affiliated entities hold 2,100,000 shares of our Series A preferred stock, 600,000 shares of our Series B preferred stock and 230,266 shares of our Series C preferred stock. Mr. Ferri is a general partner of Matrix Partners V Management Co., L.L.C., the general partner of the Matrix Partners entities that hold the preferred stock. Mr. Severino also purchased 50,000 shares of Series B preferred stock and 4,264 shares of Series C preferred stock. In addition, we sold 87,500 shares of common stock to Mr. Severino in April 1999. In March 2000, both Messrs. Ferri and Severino each purchased 10,000 shares of common stock under our 1997 Stock Incentive Plan. See "Certain Transactions."


EXECUTIVE COMPENSATION


    The following table sets forth, for the year ended December 31, 1999, the compensation earned by:


    - our Chairman of the Board of Directors;

    - our Chief Executive Officer; and

    - the other three most highly compensated executive officers who received annual compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM
                                                     ANNUAL                          COMPENSATION AWARDS
                                                  COMPENSATION                       --------------------
                                              --------------------     ALL OTHER       RESTRICTED STOCK
NAME AND PRINCIPAL POSITION                    SALARY      BONUS     COMPENSATION         AWARDS (3)
---------------------------                   ---------   --------   -------------   --------------------
Rubin Gruber
  Chairman of the Board of Directors........  $150,000    $    --       $    --              $ --
Hassan M. Ahmed
  President and Chief Executive Officer.....   186,417     75,000            --                --
Michael G. Hluchyj
  Chief Technology Officer,
  Vice President and Secretary..............   150,000         --            --                --
Jeffrey Mayersohn
  Vice President of Customer Support and
  Professional Services.....................   150,000         --            --                --
Gary A. Rogers
  Vice President of Worldwide Sales and
  Marketing.................................   111,371(1)      --        99,107(2)              0(4)


------------------------

(1) Represents the total amount of compensation Mr. Rogers received in fiscal 1999 for the portion of the year during which he was one of our executive officers. Mr. Rogers joined us in March 1999.

(2) Represents commission income.


(3) On December 31, 1999, the remaining number of shares of restricted common stock held by the above executive officers that had not vested and the value of this stock as of December 31, 1999, was as follows: Mr. Gruber: 908,124 shares, $18,158,848; Mr. Ahmed: 2,031,805 shares, $40,432,920; Mr. Hluchyj:
    1,084,219 shares, $21,683,930; Mr. Mayersohn: 487,499 shares, $9,740,230;
    and Mr. Rogers: 625,000 shares, $12,375,000. The value is based on the mid-point of the estimated public offering price range set forth on the cover page of this prospectus less the purchase price paid. The holders of these shares of restricted common stock will be entitled to receive any dividends we pay on our common stock.


(4) In April 1999, we sold 625,000 shares of restricted common stock to Mr. Rogers, subject to our right to repurchase at $0.20 per share, the then current fair market value of the common stock as determined by our board of directors. Our repurchase right lapses 20% one year from the date
    Mr. Rogers commenced employment and thereafter lapses an additional 1.6667% of the shares for each month of employment. There was no public trading market for the common stock in April 1999. Our board of directors determined the market value of the common stock based on various factors including the illiquid nature of an investment in our common stock, our historical performance, the preferences, including liquidation and redemption of our outstanding redeemable convertible preferred stock, our future prospects and the price for securities sold in arms' length issuances to third parties.

BENEFIT PLANS

1997 STOCK INCENTIVE PLAN


    In November 1997, our board of directors approved our 1997 Stock Incentive Plan, which was amended in November 1998, October 1999 and March 2000. The initial adoption of the plan and each of its amendments were subsequently approved by our stockholders. Our 1997 Stock Incentive Plan provides for the grant of incentive stock options, non-qualified stock options, restricted common stock awards and common stock grants to our employees, directors and consultants.



    In March 2000, our stockholders approved an amendment to increase the maximum number of shares of common stock reserved for issuance under our 1997 plan to 27,000,000. This maximum number of shares will increase, effective as of January 1, 2001 and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock in an amount equal to the lesser of
(1) 5% of the total number of shares of common stock issued and outstanding as of the close of business on December 31 of the preceding year or (2) a number of shares determined by our board of directors. However, no more than an aggregate of 27,000,000 shares will be available for incentive stock options during the life of the 1997 plan. As of March 31, 2000, we had granted options for the purchase of 3,127,032 shares of common stock and issued 14,113,693 shares of restricted common stock, and had 9,481,778 shares remaining available for future grant under the 1997 plan.



    Our board of directors has authorized the compensation committee to administer our 1997 plan, including the granting of options and restricted common stock to our executive officers. Subject to any applicable limitations contained in our 1997 plan, our board of directors, our compensation committee or executive officers to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:


    - the number of shares of common stock covered by options and the dates upon which any option grants vest and become exercisable;

    - the exercise price of options;

    - the duration of options; and

    - the number of shares of common stock subject to any restricted stock or other stock awards and the terms and conditions of these awards, including the conditions for repurchase, issue price and repurchase price.


    Generally, options and restricted common stock under the 1997 plan vest over four to five year periods from the date of grant. In the event of a merger, consolidation or other acquisition event resulting in a change in control of Sonus, outstanding options and restricted common stock will accelerate in vesting by 12 months. Our board of directors may in its discretion accelerate the vesting of any options or restricted grant at any time. The vesting of restricted common stock granted to some of our executive officers will fully accelerate upon a change in control. Upon a change in control, the acquiring or successor corporation may assume or make substitutions for options or restricted common stock outstanding under our 1997 plan.



    The board of directors may amend, modify, suspend or terminate our 1997 plan at any time, subject to applicable law and the rights of holders of outstanding options and restricted common stock awards. Our 1997 plan will terminate in November 2007, unless the board of directors terminates it prior to that time.


2000 EMPLOYEE STOCK PURCHASE PLAN


    Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000, and our stockholders approved the purchase plan in May 2000. The purchase plan authorizes the issuance of up to a total of 1,200,000 shares of our common stock to participating employees. This number of shares will increase, effective as of January 1, 2001 and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock in an amount equal to the lesser of (1) 2% of the total number of shares of common stock issued and outstanding as of the close of business on December 31 of the preceding year or (2) a number of shares determined by our board of directors. However, no more than an aggregate of 25,000,000 shares will be available for the grant of options during the life of the plan. Unless terminated earlier by our board of directors, the purchase plan shall terminate in May 2020.



    The employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping 24-month offering periods. New offering periods, other than the first offering period, are expected to commence on February 1 and August 1 of each year. Each offering period will generally consist of four consecutive six-month purchase periods, and at the end of each six-month period an automatic purchase will be made for participants. The initial offering and initial purchase periods are expected to commence on the date of this offering. The 2000 employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board. Employees of ours, or of any majority-owned subsidiary designated by the board, are eligible to participate if we or any subsidiary employs them for at least 20 hours per week and more than five months per year. Eligible employees may purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the 2000 employee stock purchase plan at any time during an offering period and participation ends automatically on termination of employment.


    Under the 2000 employee stock purchase plan, no employee shall be granted an option under the plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock. In addition, no employee shall be granted an option under the 2000 employee stock purchase plan if the option would permit the employee to purchase stock under all of our employee stock purchase plans in an amount that exceeds $25,000 of fair market value for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 2,500 shares of common stock under the 2000 employee stock purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date other than the final purchase date of an offering is less than the fair market value at the beginning of the offering period, each participant shall automatically be withdrawn from the offering period as of the purchase date and re-enrolled in a new 24 month offering period beginning on the first business day following the purchase date.

    In the event of a merger, consolidation or other acquisition event resulting in any change of control of Sonus, each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right will be substituted by the successor corporation. Our board of directors will shorten any ongoing offering period, however, so that employees' rights to purchase stock under the 2000 employee stock purchase plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right. The board of directors has the power to amend or terminate the 2000 employee stock purchase plan and to change or terminate offering periods as long as any action does not adversely affect any outstanding rights to purchase stock. Our board of directors may amend or terminate the 2000 employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid us incurring adverse accounting charges. We have not issued any shares under the 2000 employee stock purchase plan to date.

401(K) PLAN

    On February 27, 1998, we adopted an employee savings and retirement plan, qualified under Section 401(k) of the Internal Revenue Code, covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. We have made no contributions to the 401(k) plan to date.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK ISSUANCES

    Since November 1997, we have issued and sold shares of Series A, Series B and Series C redeemable convertible preferred stock to the following persons and entities who are our executive officers, directors or 5% or greater stockholders. Upon the closing of this offering, each share of Series A, Series B and Series C redeemable convertible preferred stock will automatically convert into 2.5 shares of common stock. For more detail on shares to be held by these purchasers after conversion, see "Principal Stockholders."

                                                     SERIES A          SERIES B          SERIES C
INVESTOR                                          PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK
--------                                          ---------------   ---------------   ---------------
Matrix Partners and affiliated entities (1).....     2,100,000           600,000          230,266
North Bridge Venture Partners and affiliated
  entities (2)..................................     2,100,000           600,000          230,266
Charles River Ventures and affiliated
  entities......................................     2,100,000           600,000          230,265
Bedrock Capital Partners and affiliated
  entities......................................       275,000         1,180,000          124,088
Paul J. Severino................................            --            50,000            4,264
Rubin Gruber....................................        25,000                --               --
Kwok P. Wong....................................        25,000                --               --
Michael G. Hluchyj..............................        20,000                --               --
Frank T. Winiarski..............................            --            10,000              853

------------------------

(1) Composed of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. with the general partner being Matrix V Management Co., L.L.C. Paul J. Ferri, one of our directors, is a general partner of Matrix V Management Co., L.L.C.


(2) Composed of North Bridge Venture Partners II, L.P. and North Bridge Venture Partners III, L.P. with the general partners being North Bridge Venture Management II, L.P. and North Bridge Venture Management III, L.P. Edward T. Anderson, one of our directors, is a general partner of North Bridge Venture Management II and III, L.P.


    SERIES A FINANCING. In November 1997 and July 1998, we issued an aggregate of 7,180,000 shares of Series A preferred stock to investors, including Rubin Gruber, Kwok P. Wong, Michael G. Hluchyj, and entities affiliated with Matrix Partners, North Bridge Venture Partners, Charles River Ventures and Bedrock Capital Partners. The per share purchase price for our Series A preferred stock was $1.00.


    SERIES B FINANCING. In September and December 1998, and May 1999, we issued an aggregate of 3,204,287 shares of Series B preferred stock to investors, including Paul J. Severino, Frank T. Winiarski, and entities affiliated with Matrix Partners, North Bridge Venture Partners, Charles River Ventures and Bedrock Capital Partners. The per share purchase price for our Series B preferred stock was $5.00.



    SERIES C FINANCING. In September, November and December 1999, we issued an aggregate of 1,939,681 shares of Series C preferred stock to investors, including Paul J. Severino, Frank T. Winiarski, and entities affiliated with Matrix Partners, North Bridge Venture Partners, Charles River Ventures and Bedrock Capital Partners. The per share purchase price for our Series C preferred stock was $11.81.



    SERIES D FINANCING. In March 2000, we issued an aggregate of 1,509,154 shares of Series D preferred stock to investors, which did not include any officer, director or 5% or greater stockholder of Sonus. Upon the closing of this offering, each share of Series D preferred stock will automatically convert into one share of common stock. The per share purchase price for our Series D preferred stock was $16.40.



COMMON STOCK AND OPTION ISSUANCES


    The following table presents information regarding our issuances of common stock to some of our executive officers. We issued the shares of common stock set forth below in the table pursuant to stock restriction agreements with each of the executive officers that give us rights to repurchase all or a portion of the shares at their original purchase price in the event the officer ceases to be our employee. Some of these stock restriction agreements prohibit us from repurchasing some or all of the shares following a change in control of Sonus.


                                                                    NUMBER OF
                                                     DATE OF    RESTRICTED SHARES     AGGREGATE
NAME                                                 ISSUANCE       PURCHASED       PURCHASE PRICE
----                                                 --------   -----------------   --------------
Rubin Gruber.......................................  11/10/97       3,212,499          $ 12,850
Hassan M. Ahmed....................................   11/4/98       3,212,499           321,250
Michael G. Hluchyj.................................   8/26/97       2,409,375             1,000
Jeffrey Mayersohn..................................   4/14/98         749,999            15,000
Gary A. Rogers.....................................   4/30/99         625,000           125,000
Stephen J. Nill....................................    9/1/99         562,500           112,500


    Other executive officers have purchased shares of common stock pursuant to similar stock restriction agreements for aggregate purchase prices that did not exceed $60,000 for any one executive officer. The repurchase right generally lapses as to 20% of the shares approximately one year from the hire date of the executive officer and thereafter lapses as to an additional 1.6667% of the shares for each month of employment completed by the executive officer.


    In April 1999, we issued 87,500 shares of common stock for $17,500 to Paul
J. Severino, one of our directors. See "Certain Transactions-Preferred Stock Issuances" for additional issuances of stock to Mr. Severino.



    In March 2000, we granted options to purchase shares of our common stock or the right to purchase restricted common stock to our executive officers and non-employee directors, under our 1997 Stock Incentive Plan, each at a price of $10.00 per share, as listed below:



                                                                NUMBER         NUMBER OF
                                                              OF OPTIONS   RESTRICTED SHARES
NAME                                                           GRANTED         PURCHASED
----                                                          ----------   -----------------
Rubin Gruber................................................   296,000           25,000
Hassan M. Ahmed.............................................   271,000           50,000
Michael G. Hluchyj..........................................   241,000               --
Kwok P. Wong................................................    98,000           50,000
Jeffrey Mayersohn...........................................    56,250           18,750
Gary A. Rogers..............................................    13,000           50,000
Stephen J. Nill.............................................    46,000           10,000
Frank T. Winiarski..........................................        --           25,000
Edward T. Andersen..........................................        --           10,000
Paul J. Ferri...............................................        --           10,000
Paul J. Severino............................................        --           10,000



    These options vest, and the restrictions on the common stock lapse, over a four year period with 25% of the aggregate number of options and restricted shares vesting, or being released from restrictions, on March 9, 2001 and monthly thereafter at the rate of 2.0833% for each month of employment or service completed by the executive officer or non-employee director.


AGREEMENTS WITH EXECUTIVE OFFICERS


    On November 4, 1998, in connection with the issuance of restricted common stock, we loaned $257,000 to Hassan M. Ahmed, our President and Chief Executive Officer. The loan is secured by 2,570,000 shares of our restricted common stock and bears interest at 8% per year. The loan is due upon the earlier of November 4, 2003 or 180 days after his shares are eligible for public sale. As of April 10, 2000, the aggregate amount of principal and interest outstanding under Mr. Ahmed's loan was approximately $265,000, and the largest amount outstanding to date was approximately $279,000.


    The Company has agreed to pay Mr. Ahmed a $275,000 bonus upon the closing of this offering or upon a merger, consolidation or other acquisition event resulting in any change of control of Sonus for a minimum purchase price of $100 million.


    On September 1, 1999, in connection with the issuance of restricted common stock, we loaned $110,250 to Stephen J. Nill, our Chief Financial Officer, Vice President of Finance and Administration and Treasurer. The loan is secured by 562,500 shares of his common stock and is a full recourse note, which bears interest at 8% per year. The loan is due upon the earlier of September 1, 2004 or 180 days after his shares are eligible for public sale. As of April 10, 2000, the aggregate amount of principal and interest outstanding under Mr. Nill's loan was approximately $115,000, which is also the largest amount outstanding to date.


    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding beneficial ownership of our common stock as of April 10, 2000 and as adjusted to reflect the sale of our common stock offered in this prospectus by:


    - each person who beneficially owns more than 5% of the outstanding shares of our common stock;

    - each of our executive officers listed in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.


    The number of shares of common stock deemed outstanding prior to this offering includes 55,277,103 shares of common stock outstanding as of April 10, 2000, assuming conversion of all outstanding shares of redeemable convertible preferred stock into common stock. The number of shares of common stock deemed outstanding after this offering includes the 5,000,000 shares that are being offered for sale by us in this offering. Unless otherwise indicated below, the address of each listed stockholder is care of Sonus Networks, Inc., 5 Carlisle Road, Westford, Massachusetts 01886.



                                                                              PERCENTAGE OF
                                                            NUMBER OF          COMMON STOCK
                                                              SHARES      ----------------------
                                                           BENEFICIALLY    BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                      OWNED       OFFERING      OFFERING
------------------------                                   ------------   --------      --------
Paul J. Ferri (1)........................................    7,335,664      13.3%         12.2%
Matrix Partners and affiliated entities (2)..............    7,325,664      13.3          12.2
Edward T. Anderson (3)...................................    7,335,664      13.3          12.2
North Bridge Venture Partners and affiliated entities
  (4)....................................................    7,325,664      13.3          12.2
Charles River Ventures and affiliated entities (5).......    7,325,661      13.3          12.2
Bedrock Capital Partners and affiliated entities (6).....    3,947,718       7.1           6.5
Hassan M. Ahmed (7)......................................    3,227,499       5.8           5.4
Michael G. Hluchyj (8)...................................    2,317,375       4.2           3.8
Rubin Gruber (9).........................................    1,339,916       2.4           2.2
Jeffrey Mayersohn (10)...................................      697,999       1.3           1.2
Gary A. Rogers (11)......................................      667,000       1.2           1.1
Paul J. Severino (12)....................................      163,160         *             *
All executive officers and directors
  as a group (11 persons)(13)............................   25,540,515      46.2          42.4


------------------------

*   Less than 1% of the outstanding common stock.


(1) Composed of 6,593,097 shares held by Matrix Partners V, L.P., 732,567 shares held by Matrix V Entrepreneurs Fund, L.P. and includes 10,000 shares which are subject to our right to repurchase at cost if Mr. Ferri ceases to serve as one of our directors. Matrix V Management Co., L.L.C. is the general partner of the aforementioned entities. Paul J. Ferri is a director of Sonus and is a general partner of Matrix V Management Co., L.L.C. Mr. Ferri disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate pecuniary interest therein. Mr. Ferri, by virtue of his management position in the Matrix entities, has sole voting and dispositive power with respect to the shares owned by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. The address of Mr. Ferri is in care of Matrix V Management Co., L.L.C., 1000 Winter Street, Suite 4500, Waltham, MA 02154.



(2) Composed of 6,593,097 shares held by Matrix Partners V, L.P. and 732,567 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of the aforementioned entities. Mr. Ferri, by virtue of his management position in the Matrix entities, has sole voting and dispositive power with respect to the shares owned by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. The address of Matrix Partners and its affiliated entities is in care of Matrix V Management Co., L.L.C., 1000 Winter Street, Suite 4500, Waltham, MA 02154.



(3) Composed of 6,300,017 shares held by North Bridge Venture Partners II, L.P., 1,025,647 shares held by North Bridge Venture Partners III, L.P. and includes 10,000 shares which are subject to our right to repurchase at cost if Mr. Andersen ceases to serve as one of our directors. The general partner for North Bridge Venture Partners II, L.P. is North Bridge Venture Management II, L.P., and for North Bridge Venture Partners III, L.P. is North Bridge Venture Management III, L.P. Edward T. Anderson is a director of Sonus, and is a general partner of both North Bridge Venture Management II and III, L.P. Mr. Anderson disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate pecuniary interest therein. Edward T. Andersen, William J. Geary, Richard D'Amore and Jeffrey P. McCarthy, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owned by North Bridge Venture Partners II, L.P. and North Bridge Venture Partners III, L.P. The address of Mr. Anderson is in care of North Bridge Venture Management II and III, L.P., 950 Winter Street, Suite 4600, Waltham, MA 02451.



(4) Composed of 6,300,017 shares held by North Bridge Venture Partners II, L.P. and 1,025,647 shares held by North Bridge Venture Partners III, L.P. The general partner for North Bridge Venture Partners II, L.P is North Bridge Venture Management II, L.P., and for North Bridge Venture Partners III, L.P. is North Bridge Venture Management III, L.P. Edward T. Andersen,
    William J. Geary, Richard D'Amore and Jeffrey P. McCarthy, by virtue of their management position in the North Bridge entities, each have voting and dispositive power with respect to the shares owned by North Bridge Venture Partners II, L.P. and North Bridge Venture Partners III, L.P. The address of North Bridge Venture Partners and its affiliated entities is in care of North Bridge Venture Management II and III, L.P., 950 Winter Street, Suite 4600, Waltham, MA 02451.



(5) Composed of 7,193,032 shares held by Charles River Partnership VIII, L.P. and 132,629 shares held by Charles River VIII-A LLC. Charles River Partnership VIII GP Limited Partnership is the general partner of the Charles River Partnership VIII, L.P. and Charles River Friends VIII, Inc. is the manager of Charles River VIII-A LLC. Richard M. Burnes, Jr., Michael J. Zak and Ted R. Dintersmith, by virtue of their management position in the Charles River entities, each have voting and dispositive power with respect to the shares owned by Charles River Partnership VIII, L.P. and Charles River VIII-A LLC. The address of Charles River Ventures and its affiliated entities is in care of Charles River VIII GP Limited Partnership, 1000 Winter Street, Suite 3300, Waltham, MA 02154.



(6) Composed of 3,657,832 shares held by Bedrock Capital Partners I, L.P., 127,464 shares held by VBW Employee Bedrock Fund, and 162,422 shares held by Credit Suisse First Boston Bedrock Fund, L.P. Bedrock General Partner I, LLC is the general partner for these entities. James McLean, David Duval, Paul Brown and Jason Rosenbluth, by virtue of their management position in the Bedrock entities, each have voting and dispositive power with respect to the shares owned by Bedrock Capital Partners I, L.P., Credit Suisse First Boston Bedrock Fund, L.P. and VBW Employee Bedrock Fund. The address of Bedrock Capital Partners and its affiliated entities is in care of Bedrock General Partner, I, L.L.C., One Boston Place, Suite 3310, Boston, MA 02108.



(7) Includes 2,570,000 shares subject to a stock pledge agreement in favor of Sonus. Includes 2,317,291 shares that are subject to our right to repurchase at cost if Mr. Ahmed ceases to be employed by us. Includes 401,500 shares held by the Hassan and Aliya Family Trust and by his minor children, and 566,666 shares held by the 1999 Hassan M. Ahmed Generation Skipping Family Trust on behalf of his family. Mr. Ahmed disclaims beneficial ownership of the shares held by these trusts.



(8) Includes 913,594 shares that are subject to our right to repurchase at cost if Mr. Hluchyj ceases to be employed by us. Includes an aggregate of 705,000 shares held by the Michael G. and Theresa M. Hluchyj Family Trust and by his minor children. Mr. Hluchyj disclaims beneficial ownership of the shares held by the Michael G. and Theresa M. Hluchyj Family Trust and his minor children.



(9) Includes 770,408 shares that are subject to our right to repurchase at cost if Mr. Gruber ceases to be employed by us.



(10) Includes 447,999 shares that are subject to our right to repurchase at cost if Mr. Mayersohn ceases to be employed by us. Includes 181,817 shares held by the Mayersohn Seamonson Family Irrevocable Trust-1999 on behalf of his minor children. Mr. Mayersohn disclaims beneficial ownership of the shares held by the Mayersohn Seamonson Family Irrevocable Trust-1999.



(11) Includes 542,000 shares that are subject to our right to repurchase at cost if Mr. Rogers ceases to be employed by us. Includes 300,000 shares held by the Gary A. Rogers GRAT, and 4,000 shares held in trust for his minor children. Mr. Rogers disclaims beneficial ownership of the shares held by the Gary A. Rogers GRAT and trusts for his minor children.



(12) Includes 10,000 shares that are subject to our right to repurchase at cost if Mr. Severino ceases to serve as one of our directors. Includes 17,000 shares for the benefit of Mr. Severino's minor child under the Massachusetts Uniform Transfer to Minors Act.



(13) Includes 6,381,182 shares which are subject to our right to repurchase at cost if our executive officers cease to be employed by us or our directors cease to serve as directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    After this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.001 par value, per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share. As of April 10, 2000, there were 55,277,103 shares of common stock outstanding held by 744 stockholders of record, assuming conversion of all shares of the redeemable convertible preferred stock into common stock. Based on the number of shares outstanding as of that date and giving effect to the issuance of the 5,000,000 shares of common stock offered by us in this offering, there will be 60,277,103 shares of common stock outstanding upon the closing of the offering.


COMMON STOCK


    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be upon receipt of payment for these shares, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future without further stockholder approval. Upon the closing of this offering, there will be no shares of preferred stock outstanding.


PREFERRED STOCK


    Upon the closing of this offering, our board of directors will be authorized without further stockholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors has discretion to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series without further vote or action by the stockholders.


    The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no current plans to issue any shares of preferred stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

    We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our amended and restated certificate of incorporation and amended and restated by-laws to be effective on the closing of this offering provide:

    - that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

    - that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

    - that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

    The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, Sonus.

    Our amended and restated certificate of incorporation and amended and restated by-laws also provide that, after the closing of this offering:

    - any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting; and

    - special meetings of the stockholders may only be called by the chairman of the board of directors, the president or by the board of directors.

    Our amended and restated by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

    Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the provisions of our amended and restated certificate of incorporation described in the preceding paragraphs. Generally, our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our amended and restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

REGISTRATION RIGHTS


    After this offering, the holders of approximately 32,319,074 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. Set forth below is a summary of the registration rights of the holders of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, each of which will convert into common stock upon the closing of this offering.


    DEMAND REGISTRATION RIGHTS. At any time after the earlier of November 18, 2000, or the closing of our initial public offering, the holders of 35% or more of the shares having registration rights may request that we register shares of common stock. We will be obligated to effect only two registrations pursuant to a demand request by holders of registrable shares.

    We are not obligated to effect a registration 90 days prior to, and extending up to three months from the effective date of, the anticipated filing of the most recent company-initiated registration. We are also not required to effect a stockholder requested registration, if the requested registration of shares would adversely affect, to our material harm, any other activity in which we are then engaged. We may only delay stockholder initiated registrations once every twelve months.

    PIGGYBACK REGISTRATION RIGHTS. Stockholders with registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock other than registrations of shares issued in connection with employee benefit plans, shares issued in connection with business combinations subject to Rule 145 under the Securities Act, convertible debt or other specified registrations. If the registration that we initiate involves an underwriting, however, we will not be obligated to register any shares unless the holders agree to the terms of the underwriting agreement. It may also be necessary, at the discretion of the lead underwriter, to limit the number of selling stockholders in the offering, as a result of which stockholders may only be able to register a pro rata number of registrable shares, if any.

    FORM S-3 REGISTRATION RIGHTS. Once we have become eligible, under applicable securities laws, to file a registration statement on Form S-3, which will not be until at least 12 months after the closing of this offering, one or more stockholders may request that we file a registration statement on Form S-3, so long as the shares offered have an aggregate offering price of at least $1,000,000 based on the public market price at the time of the request. We will be obligated to effect no more than three registrations pursuant to an S-3 request by holders of registration rights.

    FUTURE GRANTS OF REGISTRATION RIGHTS. Without the consent of current stockholders owning at least 66 2/3% of the then outstanding registrable shares, we may not grant further registration rights that would be on more favorable terms than the existing registration rights.

    TRANSFERABILITY. The registration rights are transferable upon transfer of registrable securities and notice by the holder to us of the transfer, provided that, in most cases, a specified minimum number of shares, as adjusted for splits, dividends, recapitalizations and similar events, are transferred and the transferee or assignee assumes the rights and obligations of the transferor of the shares.


    TERMINATION. The registration rights will terminate as to any particular registrable securities on the date on which the shares are sold pursuant to a registration statement and are no longer subject to Rule 144 under the Securities Act. The piggyback registration rights will expire upon the third anniversary of this offering.


    WAIVER. The holders of 32,207,379 shares of common stock entitled to the registration rights described above have agreed not to exercise these rights for a period of 180 days after the date of this prospectus.


TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for our common stock will be American Stock Transfer & Trust Company.


LISTING

    We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "SONS".

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the offering, we will have 60,277,103 shares of common stock outstanding, or 61,027,103 shares if the underwriters' over-allotment option is exercised in full, in each case, assuming no exercise of options after April 10, 2000. Of this amount, the 5,000,000 shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. The remaining 55,277,103 shares of common stock held by existing stockholders that will be outstanding after the offering will be "restricted securities" as defined in Rule 144 under the Securities Act, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144, Rule 701 or any other applicable exemption under the Securities Act.



    Approximately 50,250,000 shares will be available for sale in the public market 180 days after the date of this prospectus, subject in some cases to compliance with applicable stock restriction agreements and the volume and other limitations of Rule 144. See "Shares Eligible for Future Sale--Lock-Up Agreements."



    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares, including shares attributed to them, for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:



    - 1% of the then outstanding shares of common stock, which will be equal to approximately 603,000 shares immediately after the offering; or



    - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.



    A person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of Sonus at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the volume limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.


    We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock we are offering.


    We have also agreed not to issue any shares during the 180 days after the date of this prospectus without the consent of the representatives of the underwriters, except that we may, without consent, issue or sell shares under our 1997 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.


    Any of our employees, consultants or advisors who purchased shares pursuant to a written compensatory plan or other agreement is entitled to rely on the resale previsions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.


    We intend to file a registration statement on Form S-8 under the Securities Act within 90 days after the completion of the offering to register the shares of common stock issued or reserved for future issuance under our 1997 Stock Incentive Plan, thus permitting the resale of these shares by non-affiliates in the public market without restriction under the Securities Act. As of April 10, 2000, there were a total of approximately 17,235,000 shares of outstanding common stock and options to purchase shares of common stock under our 1997 Stock Incentive Plan.



    In addition, some of our stockholders have registration rights with respect to 32,319,074 shares of common stock. Registration of these registrable shares under the Securities Act would result in those shares becoming freely tradeable without restriction under the Securities Act. See "Description of Capital Stock-Registration Rights."



LOCK-UP AGREEMENTS



    Our officers, directors and stockholders holding an aggregate of 55,273,853 shares of our common stock have entered into lock-up agreements with the representatives of the underwriters or have agreed with Sonus to enter into lock-up agreements with the representatives. Optionholders having the right to acquire an aggregate of 2,852,923 shares of our common stock have also entered into lock-up agreements with the representatives or have agreed with Sonus to enter into lock-up agreements with the representatives. The lock-up agreements provide that these persons will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for, or convertible into, our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. The lock-up agreements do not restrict the transfer of shares of our common stock purchased under the directed share program in connection with this offering or in the open market following the date of this prospectus.



    However, if the reported last sale price of our common stock on the Nasdaq National Market is greater than twice the initial public offering price per share for 20 of the 30 consecutive trading days ending on the last trading day preceding the 90(th) day after the date of this prospectus, then 15% of the securities subject to lock-up agreements as of the date of this prospectus will be released from the transfer restrictions of the lock-up agreements. The release of these securities will occur on the 90(th) day after the date of this prospectus or, if the 90(th) day after the date of this prospectus would fall within the period beginning on September 12, 2000 and continuing until and including the second trading day after the release of our operating results for the quarter ending on September 30, 2000, the release will occur on the 20(th) trading day after the end of the preceding period if the reported last sale price of our common stock on the Nasdaq National Market is greater than twice the initial public offering price per share for 20 of the 30 consecutive trading days ending on the trading day preceding the 20(th) trading day.


    In addition, if the reported last sale price of our common stock on the Nasdaq National Market is greater than twice the initial public offering price per share for 20 of the 30 consecutive trading days ending on the second trading day after the date of the public release of our operating results for the quarter ending September 30, 2000, an additional 25% of the securities subject to lock-up agreements as of the date of this prospectus will be released from the transfer restrictions of the lock-up agreements. The release of these securities will occur on the third trading day after the date of the public release of our operating results for the quarter ending September 30, 2000.

                                 LEGAL MATTERS


    The validity of the shares of common stock we are offering will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts. As of March 31, 2000, partners at Bingham Dana LLP owned shares of Series A, Series B and Series C redeemable convertible preferred stock, which will convert into an aggregate of 87,210 shares of common stock upon the completion of this offering. The validity of the shares of common stock we are offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS


    The consolidated financial statements of Sonus Networks, Inc. as of December 31, 1998 and 1999 and for the period from inception (August 7, 1997) through December 31, 1997, and for the years ended December 31, 1998 and 1999 included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares to be sold in the offering, reference is made to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended and will file annual, quarterly and current reports, proxy statements and other information with the Commission.


    You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

                                  UNDERWRITING


    Sonus and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., FleetBoston Robertson Stephens Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are the representatives of the underwriters.



                                                               NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  -----------
Goldman, Sachs & Co. .......................................
FleetBoston Robertson Stephens Inc. ........................
J.P. Morgan Securities Inc. ................................
Lehman Brothers Inc. .......................................
                                                              -----------
Total.......................................................    5,000,000
                                                              ===========



    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 750,000 shares from us to cover these sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Sonus. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 750,000 additional shares.


                                                        PAID BY SONUS
                                                 ----------------------------
                                                 NO EXERCISE    FULL EXERCISE
                                                 ------------   -------------
Per Share......................................   $              $
Total..........................................   $              $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $      per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Sonus has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be negotiated among Sonus and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    We have applied to have common stock approved for quotation on the Nasdaq National Market under the symbol "SONS".


    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of some bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.


    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts received by it because the representatives have repurchased shares sold by or for the account of that particular underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or elsewhere.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


    At the request of Sonus, the underwriters are reserving up to 700,000 shares of common stock for sale at the initial public offering price to some of our directors, officers, employees, customers, other friends and business associates under a directed share program. The number of shares available for sale to the general public will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.



    A prospectus in electronic format may be made available on the Web sites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.



    Sonus estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.25 million.



    Sonus has agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933.

                              SONUS NETWORKS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2

Consolidated Balance Sheets.................................   F-3

Consolidated Statements of Operations.......................   F-4

Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit)..................   F-5

Consolidated Statements of Cash Flows.......................   F-6

Notes to Consolidated Financial Statements..................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Sonus Networks, Inc.:


We have audited the accompanying consolidated balance sheets of Sonus
Networks, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (August 7, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sonus
Networks, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (August 7, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.


                                          Arthur Andersen LLP

Boston, Massachusetts
March 10, 2000

                              SONUS NETWORKS, INC.



                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                 DECEMBER 31,                     PRO FORMA
                                                              -------------------   MARCH 31,     MARCH 31,
                                                                1998       1999        2000         2000
                                                              --------   --------   ----------   -----------
                                                                                          (UNAUDITED)
                                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,584    $ 8,885     $25,668       $25,668
  Marketable securities.....................................   12,917     14,681      16,111        16,111
  Inventories...............................................       --      2,210       3,680         3,680
  Other current assets......................................      162        298         567           567
                                                              -------    -------     -------       -------
      Total current assets..................................   16,663     26,074      46,026        46,026
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
  amortization..............................................    1,506      4,269       5,329         5,329
OTHER ASSETS, net of accumulated amortization of $57, $301,
  $362 and $362 at December 31, 1998 and 1999, March 31,
  2000 and pro forma March 31, 2000, respectively...........      247        439       1,006         1,006
                                                              -------    -------     -------       -------
                                                              $18,416    $30,782     $52,361       $52,361
                                                              =======    =======     =======       =======

           LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Current portion of long-term obligations..................  $   430    $ 1,336     $ 1,455       $ 1,455
  Accounts payable..........................................      422      1,412       3,773         3,773
  Accrued expenses..........................................      490      2,691       4,631         4,631
  Deferred revenue..........................................       --      1,031       1,045         1,045
                                                              -------    -------     -------       -------
      Total current liabilities.............................    1,342      6,470      10,904        10,904

LONG-TERM OBLIGATIONS, less current portion.................    1,220      3,402       3,293         3,293
COMMITMENTS (Note 7)
REDEEMABLE CONVERTIBLE PREFERRED STOCK, $0.01 par value;
  17,000,000 shares authorized; 10,334,287, 12,323,968 and
  13,833,122 shares issued and outstanding, at December 31,
  1998 and 1999 and March 31, 2000, respectively; No shares
  authorized, issued and outstanding, pro forma.............   22,951     46,109      70,859            --
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $0.01 par value; Pro forma, 5,000,000
    shares authorized; none issued and outstanding..........       --         --          --            --
  Common stock, $0.001 par value; 70,000,000 shares
    authorized and 300,000,000 pro forma; 16,523,353,
    21,836,974, 22,713,920 and 55,032,994 shares issued at
    December 31, 1998 and 1999, March 31, 2000 and pro forma
    March 31, 2000, respectively; 16,523,353, 21,836,974,
    22,683,920 and 55,002,994 shares outstanding at
    December 31, 1998 and 1999, March 31, 2000 and pro forma
    March 31, 2000, respectively............................       17         22          23            55
  Capital in excess of par value............................      589     25,611      54,674       125,501
  Accumulated deficit.......................................   (7,446)   (33,882)    (49,957)      (49,957)
  Stock subscriptions receivable............................     (257)      (346)       (346)         (346)
  Deferred compensation.....................................       --    (16,604)    (37,069)      (37,069)
  Treasury stock, at cost: 30,000 common shares at
    March 31, 2000 and pro forma March 31, 2000.............       --         --         (20)          (20)
                                                              -------    -------     -------       -------
      Total stockholders' equity (deficit)..................   (7,097)   (25,199)    (32,695)       38,164
                                                              -------    -------     -------       -------
                                                              $18,416    $30,782     $52,361       $52,361
                                                              =======    =======     =======       =======



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                              PERIOD FROM
                                               INCEPTION
                                               (AUGUST 7,                                  THREE MONTHS ENDED
                                                1997) TO     YEAR ENDED DECEMBER 31,           MARCH 31,
                                              DECEMBER 31,   ------------------------   ------------------------
                                                  1997          1998         1999         1999          2000
                                              ------------   ----------   -----------   ---------   ------------
                                                                                              (UNAUDITED)
REVENUES....................................     $  --       $      --    $       --    $      --     $  1,093

OPERATING EXPENSES:
  Manufacturing and product costs (1).......        --              --         1,861          223        1,462
  Research and development (1)..............       299           5,824        10,780        2,684        4,844
  Sales and marketing (1)...................        --             426         5,606          438        3,358
  General and administrative (1)............       187             919         1,723          301          713
  Stock-based compensation..................        --              59         4,404          517        6,979
                                                 -----       ---------    ----------    ---------     --------
    Total operating expenses................       486           7,228        24,374        4,163       17,356
                                                 -----       ---------    ----------    ---------     --------
LOSS FROM OPERATIONS........................      (486)         (7,228)      (24,374)      (4,163)     (16,263)
Interest expense............................        --             (78)         (224)         (37)        (116)
Interest income.............................        25             392           711          157          344
                                                 -----       ---------    ----------    ---------     --------
NET LOSS....................................      (461)         (6,914)      (23,887)      (4,043)     (16,035)
Beneficial conversion feature of Series C
  preferred stock...........................        --              --        (2,500)          --           --
                                                 -----       ---------    ----------    ---------     --------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..     $(461)      $  (6,914)   $  (26,387)   $  (4,043)    $(16,035)
                                                 =====       =========    ==========    =========     ========
NET LOSS PER SHARE (Note 1(q)):
  Basic and diluted.........................     $  --       $   (4.27)   $    (5.53)   $   (1.23)    $  (2.07)
                                                 =====       =========    ==========    =========     ========
  Pro forma basic and diluted...............                              $    (0.75)                 $  (0.41)
                                                                          ==========                  ========
SHARES USED IN COMPUTING NET LOSS PER SHARE
  (Note 1(q)):
  Basic and diluted.........................        --       1,619,289     4,774,763    3,285,170    7,742,970
                                                 =====       =========    ==========    =========     ========
  Pro forma basic and diluted...............                              32,062,786                38,921,794
                                                                          ==========                  ========


------------------------



(1) Excludes non-cash, stock-based
   compensation expense as follows:
      Manufacturing and product costs.......                $      --   $       92   $       8     $     73
      Research and development..............                       29        1,537         121        3,647
      Sales and marketing...................                       12        2,104         214        2,739
      General and administrative............                       18          671         174          520
                                                            ---------   ----------   ---------     --------
                                                            $      59   $    4,404   $     517     $  6,979
                                                            =========   ==========   =========     ========



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.



     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)


                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               REDEEMABLE CONVERTIBLE
                                                                   PREFERRED STOCK
                                                              -------------------------        COMMON STOCK        CAPITAL IN
                                                                            REDEMPTION    ----------------------   EXCESS OF PAR
                                                                SHARES        VALUE         SHARES     PAR VALUE     VALUE
                                                              -----------   -----------   ----------   ---------   -------------
BALANCE, INCEPTION (AUGUST 7, 1997).........................           --     $    --             --     $ --        $     --
  Issuance of common stock to founders......................           --          --      8,205,231        8              18
  Issuance of Series A preferred stock and issuance
    costs of $28............................................    7,100,000       7,100             --       --              --
  Issuance of common stock to employees.....................           --          --      1,031,875        1              20
  Net loss..................................................           --          --             --       --              --
                                                              -----------     -------     ----------     ----        --------
BALANCE, DECEMBER 31, 1997..................................    7,100,000       7,100      9,237,106        9              38
  Payments on subscriptions receivable......................           --          --             --       --              --
  Issuance of Series A preferred stock and issuance costs of
    $2......................................................       80,000          80             --       --              --
  Issuance of Series B preferred stock and issuance
    costs of $40............................................    3,154,287      15,771             --       --              --
  Issuance of common stock to officer.......................           --          --      3,212,499        4             317
  Issuance of common stock to employees.....................           --          --      4,073,748        4             175
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........           --          --             --       --              59
  Net loss..................................................           --          --             --       --              --
                                                              -----------     -------     ----------     ----        --------
BALANCE, DECEMBER 31, 1998..................................   10,334,287      22,951     16,523,353       17             589
  Issuance of Series B preferred stock to a director and
    issuance costs of $9....................................       50,000         250             --       --              --
  Issuance of Series C preferred stock and issuance
    costs of $40............................................    1,939,681      22,908             --       --              --
  Beneficial conversion feature of Series C preferred
    stock...................................................           --          --             --       --           2,500
  Payments on subscriptions receivable......................           --          --             --       --              --
  Issuance of common stock to employees, officers and a
    director................................................           --          --      5,076,871        5           1,498
  Exercise of stock options.................................           --          --        236,750       --              16
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........           --          --             --       --             149
  Deferred compensation related to stock option grants and
    sale of restricted common stock.........................           --          --             --       --          20,859
  Amortization of deferred compensation.....................           --          --             --       --              --
  Net loss..................................................           --          --             --       --              --
                                                              -----------     -------     ----------     ----        --------
BALANCE, DECEMBER 31, 1999..................................   12,323,968      46,109     21,836,974       22          25,611
  Issuance of Series D preferred stock and issuance costs of
    $40 (unaudited).........................................    1,509,154      24,750             --       --              --
  Issuance of common stock to employees (unaudited).........           --          --        836,199        1           1,608
  Exercise of stock options (unaudited).....................           --          --         40,747       --              11
  Repurchase of common stock (unaudited)....................           --          --             --       --              --
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees
    (unaudited).............................................           --          --             --       --           2,379
  Deferred compensation related to stock option grants and
    sale of restricted common stock (unaudited).............           --          --             --       --          25,065
  Amortization of deferred compensation (unaudited).........           --          --             --       --              --
  Net loss (unaudited)......................................           --          --             --       --              --
                                                              -----------     -------     ----------     ----        --------
BALANCE, MARCH 31, 2000 (UNAUDITED).........................   13,833,122      70,859     22,713,920       23          54,674
  Pro forma conversion of preferred stock to common
    stock (unaudited).......................................  (13,833,122)    (70,859)    32,319,074       32          70,827
                                                              -----------     -------     ----------     ----        --------
PRO FORMA BALANCE, MARCH 31, 2000 (UNAUDITED)...............           --     $    --     55,032,994     $ 55        $125,501
                                                              ===========     =======     ==========     ====        ========

                                                                               STOCK                            TREASURY STOCK
                                                              ACCUMULATED    SUBSCRIPTIONS    DEFERRED       --------------------
                                                               DEFICIT       RECEIVABLE      COMPENSATION     SHARES       COST
                                                              ------------   -------------   -------------   ---------   --------
BALANCE, INCEPTION (AUGUST 7, 1997).........................    $     --        $    --        $     --             --   $     --
  Issuance of common stock to founders......................          (1)            --              --             --         --
  Issuance of Series A preferred stock and issuance
    costs of $28............................................         (28)            --              --             --         --
  Issuance of common stock to employees.....................          --             (4)             --             --         --
  Net loss..................................................        (461)            --              --             --         --
                                                                --------        -------        --------      ---------   --------
BALANCE, DECEMBER 31, 1997..................................        (490)            (4)             --             --         --
  Payments on subscriptions receivable......................          --              4              --             --         --
  Issuance of Series A preferred stock and issuance costs of
    $2......................................................          (2)            --              --             --         --
  Issuance of Series B preferred stock and issuance
    costs of $40............................................         (40)            --              --             --         --
  Issuance of common stock to officer.......................          --           (257)             --             --         --
  Issuance of common stock to employees.....................          --             --              --             --         --
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........          --             --              --             --         --
  Net loss..................................................      (6,914)            --              --             --         --
                                                                --------        -------        --------      ---------   --------
BALANCE, DECEMBER 31, 1998..................................      (7,446)          (257)             --             --         --
  Issuance of Series B preferred stock to a director and
    issuance costs of $9....................................          (9)            --              --             --         --
  Issuance of Series C preferred stock and issuance
    costs of $40............................................         (40)            --              --             --         --
  Beneficial conversion feature of Series C preferred
    stock...................................................      (2,500)            --              --             --         --
  Payments on subscriptions receivable......................          --             21              --             --         --
  Issuance of common stock to employees, officers and a
    director................................................          --           (110)             --             --         --
  Exercise of stock options.................................          --             --              --             --         --
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........          --             --              --             --         --
  Deferred compensation related to stock option grants and
    sale of restricted common stock.........................          --             --         (20,859)            --         --
  Amortization of deferred compensation.....................          --             --           4,255             --         --
  Net loss..................................................     (23,887)            --                             --         --
                                                                --------        -------        --------      ---------   --------
BALANCE, DECEMBER 31, 1999..................................     (33,882)          (346)        (16,604)            --         --
  Issuance of Series D preferred stock and issuance costs of
    $40 (unaudited).........................................         (40)            --              --             --         --
  Issuance of common stock to employees (unaudited).........          --             --              --             --         --
  Exercise of stock options (unaudited).....................          --             --              --             --         --
  Repurchase of common stock (unaudited)....................          --             --              --         30,000        (20)
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees
    (unaudited).............................................          --             --              --             --         --
  Deferred compensation related to stock option grants and
    sale of restricted common stock (unaudited).............          --             --         (25,065)            --         --
  Amortization of deferred compensation (unaudited).........          --             --           4,600             --         --
  Net loss (unaudited)......................................     (16,035)            --              --             --         --
                                                                --------        -------        --------      ---------   --------
BALANCE, MARCH 31, 2000 (UNAUDITED).........................     (49,957)          (346)        (37,069)        30,000        (20)
  Pro forma conversion of preferred stock to common
    stock (unaudited).......................................          --             --              --             --         --
                                                                --------        -------        --------      ---------   --------
PRO FORMA BALANCE, MARCH 31, 2000 (UNAUDITED)...............    $(49,957)       $  (346)       $(37,069)        30,000   $    (20)
                                                                ========        =======        ========      =========   ========

                                                                TOTAL
                                                              STOCKHOLDERS'
                                                                EQUITY
                                                              (DEFICIT)
                                                              -------------
BALANCE, INCEPTION (AUGUST 7, 1997).........................    $     --
  Issuance of common stock to founders......................          25
  Issuance of Series A preferred stock and issuance
    costs of $28............................................         (28)
  Issuance of common stock to employees.....................          17
  Net loss..................................................        (461)
                                                                --------
BALANCE, DECEMBER 31, 1997..................................        (447)
  Payments on subscriptions receivable......................           4
  Issuance of Series A preferred stock and issuance costs of
    $2......................................................          (2)
  Issuance of Series B preferred stock and issuance
    costs of $40............................................         (40)
  Issuance of common stock to officer.......................          64
  Issuance of common stock to employees.....................         179
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........          59
  Net loss..................................................      (6,914)
                                                                --------
BALANCE, DECEMBER 31, 1998..................................      (7,097)
  Issuance of Series B preferred stock to a director and
    issuance costs of $9....................................          (9)
  Issuance of Series C preferred stock and issuance
    costs of $40............................................         (40)
  Beneficial conversion feature of Series C preferred
    stock...................................................          --
  Payments on subscriptions receivable......................          21
  Issuance of common stock to employees, officers and a
    director................................................       1,393
  Exercise of stock options.................................          16
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees...........         149
  Deferred compensation related to stock option grants and
    sale of restricted common stock.........................          --
  Amortization of deferred compensation.....................       4,255
  Net loss..................................................     (23,887)
                                                                --------
BALANCE, DECEMBER 31, 1999..................................     (25,199)
  Issuance of Series D preferred stock and issuance costs of
    $40 (unaudited).........................................         (40)
  Issuance of common stock to employees (unaudited).........       1,609
  Exercise of stock options (unaudited).....................          11
  Repurchase of common stock (unaudited)....................         (20)
  Compensation associated with the grant of stock options
    and sale of restricted stock to non-employees
    (unaudited).............................................       2,379
  Deferred compensation related to stock option grants and
    sale of restricted common stock (unaudited).............          --
  Amortization of deferred compensation (unaudited).........       4,600
  Net loss (unaudited)......................................     (16,035)
                                                                --------
BALANCE, MARCH 31, 2000 (UNAUDITED).........................     (32,695)
  Pro forma conversion of preferred stock to common
    stock (unaudited).......................................      70,859
                                                                --------
PRO FORMA BALANCE, MARCH 31, 2000 (UNAUDITED)...............    $ 38,164
                                                                ========



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)


                                                            PERIOD FROM
                                                             INCEPTION
                                                             (AUGUST 7,         YEAR ENDED           THREE MONTHS
                                                              1997) TO         DECEMBER 31,         ENDED MARCH 31,
                                                            DECEMBER 31,    -------------------   -------------------
                                                                1997          1998       1999       1999       2000
                                                           --------------   --------   --------   --------   --------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................      $ (461)      $(6,914)   $(23,887)  $(4,043)   $(16,035)
  Adjustment to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization........................          11           466       1,632       220         759
    Compensation expense associated with the grant of
      stock options and issuance of restricted stock to
      non-employees......................................          --            59         149        22       2,379
    Amortization of deferred compensation................          --            --       4,255       508       4,600
    Changes in current assets and liabilities--
      Inventories........................................          --            --      (2,210)      (68)     (1,470)
      Other current assets...............................         (30)         (132)       (136)     (186)       (269)
      Accounts payable...................................         229           193         990       203       2,361
      Accrued expenses...................................          96           394       2,201       201       1,940
      Deferred revenue...................................          --            --       1,031        --          14
                                                               ------       -------    --------   -------    --------
        Net cash used in operating activities............        (155)       (5,934)    (15,975)   (3,143)     (5,721)
                                                               ------       -------    --------   -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment....................        (347)       (1,577)     (4,151)     (516)     (1,907)
  Maturities of marketable securities....................          --         7,295      22,020     8,922      16,151
  Purchases of marketable securities.....................          --       (20,212)    (23,784)   (3,033)    (17,581)
  Other assets...........................................         (14)         (292)       (436)       13        (479)
                                                               ------       -------    --------   -------    --------
        Net cash provided by (used in) investing
          activities.....................................        (361)      (14,786)     (6,351)    5,386      (3,816)
                                                               ------       -------    --------   -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock.....................          42           243       1,393       262       1,609
  Proceeds from exercise of stock options................          --            --          16         1          11
  Net proceeds from issuance of preferred stock..........       6,847        15,809      23,109        --      24,710
  Payment of stock subscriptions receivable..............          --             4          21        --          --
  Proceeds from long-term obligations....................           8         1,749       3,609       379         298
  Payments on long-term obligations......................          --          (107)       (521)     (100)       (288)
  Repurchase of common stock.............................          --            --          --        --         (20)
  Proceeds from notes payable............................         225            --          --        --          --
                                                               ------       -------    --------   -------    --------
        Net cash provided by financing activities........       7,122        17,698      27,627       542      26,320
                                                               ------       -------    --------   -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....       6,606        (3,022)      5,301     2,785      16,783
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........          --         6,606       3,584     3,584       8,885
                                                               ------       -------    --------   -------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................      $6,606       $ 3,584    $  8,885   $ 6,369    $ 25,668
                                                               ======       =======    ========   =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest...............      $   --       $    78    $    208   $    37    $    111
                                                               ======       =======    ========   =======    ========
SUPPLEMENTARY DISCLOSURE OF NONCASH TRANSACTIONS:
  Conversion of notes payable to preferred stock.........      $  225       $    --    $     --   $    --    $     --
                                                               ======       =======    ========   =======    ========
  Issuance of common stock for subscriptions
    receivable...........................................      $    4       $   257    $    110   $    --    $     --
                                                               ======       =======    ========   =======    ========



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                              SONUS NETWORKS, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES


    Sonus Networks, Inc. (Sonus) was incorporated on August 7, 1997 and is a leading provider of voice infrastructure products for the new public network. Sonus offers a new generation of carrier-class switching equipment and software that enable voice services to be delivered over packet-based networks. Sonus was considered to be in the development stage through December 31, 1999 and was principally engaged in research and development, raising capital and hiring its management team.



    Sonus is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. Sonus has a limited operating history and has incurred significant operating losses since inception. To date, Sonus has been funded principally by private equity financings. Sonus' ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.



    The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.



    (A) PRINCIPLES OF CONSOLIDATION



    The accompanying consolidated financial statements include the accounts of Sonus and its wholly owned subsidiary Sonus Networks Limited. All material intercompany transactions and balances have been eliminated.



    (B) INTERIM CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)



    The consolidated financial statements for the three months ended March 31, 1999 and 2000 and related footnote information are unaudited and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the interim unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. The results for the three months ended March 31, 2000 are not necessarily indicative of the operating results to be expected for the entire year.



    (C) PRO FORMA PRESENTATION (UNAUDITED)



    The unaudited pro forma consolidated balance sheet and consolidated statement of redeemable convertible preferred stock and stockholders' equity (deficit) as of March 31, 2000 reflect the automatic conversion of all outstanding shares of Series A, B, C and D redeemable convertible preferred stock into an aggregate of 32,319,074 shares of common stock, which will occur upon the closing of Sonus' proposed initial public offering (IPO).

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)



    (D) CASH EQUIVALENTS AND MARKETABLE SECURITIES


    Cash equivalents are stated at cost plus accrued interest, which approximates market value, and have maturities of three months or less at the date of purchase.

    Marketable securities are classified as held-to-maturity, as Sonus has the intent and ability to hold to maturity. Marketable securities are reported at amortized cost. Cash equivalents and marketable securities are invested in highly rated government securities. There have been no gains or losses to date.


    (E) CONCENTRATIONS OF CREDIT RISK AND LIMITED SUPPLIERS



    The financial instruments that potentially subject Sonus to concentrations of credit risk are cash, marketable securities and receivables. Sonus has no significant off-balance-sheet concentrations such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The majority of Sonus' cash is maintained with a commercial bank. For the three months ended March 31, 2000, one customer accounted for substantially all of Sonus' revenues.



    Certain components and software licenses from third-parties used in Sonus' products are procured from a single source. The failure of a supplier, including a subcontractor, to deliver on schedule could delay or interrupt Sonus' delivery of products and thereby adversely affect Sonus' revenues and operating results.



    (F) INVENTORIES


    Inventories are stated at the lower of cost (first-in, first-out basis) or market.


    (G) PROPERTY AND EQUIPMENT


    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Sonus provides for depreciation and amortization using the straight-line method and charges to operations amounts estimated to allocate the cost of the assets over their estimated useful lives.


    (H) OTHER ASSETS



    Other assets include licenses for certain technology embedded in Sonus' products. These licenses are amortized over the lesser of their useful lives or the term of the license.



    (I) REVENUE RECOGNITION



    Sonus recognizes revenue from product sales to end users, resellers and distributors upon shipment, provided there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, Sonus recognizes revenue when those uncertainties are resolved. In multiple element arrangements, Sonus will use the residual method in accordance with Statement of Position 97-2 and 98-9. Service revenue is recognized as the services are provided. Amounts collected prior to satisfying the revenue recognition criteria are reflected as deferred revenue. Warranty costs are estimated and recorded by Sonus at the time of product revenue recognition.

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)



    (J) SOFTWARE DEVELOPMENT COSTS


    Sonus accounts for its software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Accordingly, the costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. Sonus has determined that technological feasibility is established at the time a working model of the software is completed. Because Sonus believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.


    (K) STOCK-BASED COMPENSATION


    Sonus uses the intrinsic value-based method of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to account for all of its employee stock-based compensation plans and uses the fair value method to account for all non-employee stock-based compensation.


    (L) COMPREHENSIVE LOSS



    Sonus applies Financial Accounting Standards Board (FASB) SFAS No. 130, REPORTING COMPREHENSIVE INCOME. The comprehensive loss for the period from inception (August 7, 1997) to December 31, 1997, the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000 does not differ from the reported loss.



    (M) FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying amounts of Sonus' financial instruments, which include cash equivalents, marketable securities, stock subscriptions receivable, accounts payable, accrued expenses and long-term obligations, approximate their fair value.



    (N) USE OF ESTIMATES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.


    (O) NEW PRONOUNCEMENTS



    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB NO. 133, SFAS No. 133 is effective in fiscal year 2001. SFAS No. 133 is not expected to have a material impact on Sonus' financial condition or results of operations.

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)



    (P) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE



    SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment.



    (Q) NET LOSS PER SHARE



    Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares and potential common stock outstanding during the period, if dilutive. Potential common stock is comprised of restricted shares of common stock and the incremental common shares issuable upon the exercise of stock options. Shares of common stock issuable upon the conversion of Sonus' redeemable convertible preferred stock have also been excluded from the date of issuance. In accordance with Staff Accounting Bulletin No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, Sonus determined there were no nominal issuances of Sonus' stock prior to Sonus' IPO. For the period from inception through December 31, 1997, there were no unrestricted outstanding shares of common stock.



    Options to purchase 125,000, 557,500, 1,017,581, 723,750 and 3,127,032 shares of common stock have not been included in the computation of diluted net loss per share for the period from inception to December 31, 1997, the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively, as their effects would have been anti-dilutive (see Note 9(e)).



    Pro forma basic and diluted net loss per share for the year ended
December 31, 1999 and the three months ended March 31, 2000 are computed using the weighted average number of unrestricted common shares outstanding, including the pro forma effects of the automatic conversion of Sonus' Series A, B, C and D redeemable convertible preferred stock into shares of Sonus' common stock which will occur upon the closing of Sonus' proposed IPO, as if such conversion occurred at the date of original issuance. There were no dilutive shares of potential common stock for these periods.

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


    The following table sets forth the computation of basic and diluted net loss per share and pro forma basic and diluted net loss per share:


                                           PERIOD FROM
                                            INCEPTION
                                            (AUGUST 7,                                       THREE MONTHS ENDED
                                             1997) TO        YEAR ENDED DECEMBER 31,              MARCH 31,
                                           DECEMBER 31,    ---------------------------   ---------------------------
                                               1997            1998           1999           1999           2000
                                          --------------   ------------   ------------   ------------   ------------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
HISTORICAL--
  Net loss applicable to common
    stockholders........................   $      (461)    $     (6,914)  $    (26,387)  $     (4,043)  $    (16,035)
                                           ===========     ============   ============   ============   ============
  Weighted average common shares
    outstanding.........................     3,900,329       11,800,382     19,153,503     17,057,359     22,309,713
  Less weighted average restricted
    common shares outstanding...........    (3,900,329)     (10,181,093)   (14,378,740)   (13,772,189)   (14,566,743)
                                           -----------     ------------   ------------   ------------   ------------
    Shares used in computing basic and
      diluted net loss per share........            --        1,619,289      4,774,763      3,285,170      7,742,970
                                           ===========     ============   ============   ============   ============

  Basic and diluted net loss per
    share...............................   $        --     $      (4.27)  $      (5.53)  $      (1.23)  $      (2.07)
                                           ===========     ============   ============   ============   ============

PRO FORMA--
  Net loss..............................                                  $    (23,887)                 $    (16,035)
                                                                          ============                  ============
  Shares used in computing historical
    basic and diluted net loss per
    share...............................                                     4,774,763                     7,742,970
  Weighted average number of shares
    assumed upon conversion of
    redeemable convertible preferred
    stock...............................                                    27,288,023                    31,178,824
                                                                          ------------                  ------------
    Shares used in computing pro forma
      basic and diluted net loss per
      share.............................                                    32,062,786                    38,921,794
                                                                          ============                  ============

  Pro forma basic and diluted net loss
    per share...........................                                  $      (0.75)                 $      (0.41)
                                                                          ============                  ============


(2) INVENTORIES


    Inventories consist of the following, in thousands:



                                                       DECEMBER 31,   MARCH 31,
                                                           1999         2000
                                                       ------------   ---------
Raw materials........................................     $  305       $  234
Work in progress.....................................        941        1,289
Finished goods.......................................        964        2,157
                                                          ------       ------
                                                          $2,210       $3,680
                                                          ======       ======

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


(3) PROPERTY AND EQUIPMENT


    Property and equipment consist of the following, in thousands:



                                                     DECEMBER 31,
                                    ESTIMATED     -------------------   MARCH 31,
                                   USEFUL LIFE      1998       1999        2000
                                  -------------   --------   --------   ----------
Computer equipment and
  software......................    2-3 years     $ 1,836    $ 5,956     $ 7,699
Furniture and fixtures..........    3-5 years          88         69          76
Leasehold improvements..........  Life of lease        --         50          59
                                                  -------    -------     -------
                                                    1,924      6,075       7,834
Less accumulated depreciation
  and amortization..............                     (418)    (1,806)     (2,505)
                                                  -------    -------     -------
                                                  $ 1,506    $ 4,269     $ 5,329
                                                  =======    =======     =======


(4) LONG-TERM OBLIGATIONS


    Sonus has a $7,000,000 equipment line of credit with a bank, bearing interest at the bank's prime rate (8.5% at December 31, 1999 and 9.0% at March 31, 2000) plus 0.5%, available through June 30, 2000. Amounts borrowed under the line shall be repaid over a 42- or 48-month period. Under the agreement, all of Sonus' assets, except intellectual property, have been pledged as collateral and Sonus must maintain a certain minimum tangible stockholders' equity and quick ratio, as defined. As of December 31, 1998 and 1999, and March 31, 2000, Sonus had outstanding balances of $1,650,000, $4,738,000 and $4,748,000, respectively. As of March 31, 2000, Sonus had additional borrowings available under the equipment line of credit of $1,354,000.



    The aggregate principal payments on long-term obligations as of December 31, 1999 are as follows: $1,336,000 in 2000; $1,399,000 in 2001;
$1,201,000 in 2002; $763,000 in 2003; and $39,000 in 2004.



    Sonus also has a $200,000 letter of credit with a bank available through June 30, 2000. As of December 31, 1999 and March 31, 2000, Sonus has committed approximately $166,000 against the letter of credit, representing the security deposit for Sonus' leased property.


(5) ACCRUED EXPENSES


    Accrued expenses consist of the following, in thousands:



                                                   DECEMBER 31,
                                                -------------------   MARCH 31,
                                                  1998       1999        2000
                                                --------   --------   ----------
Employee compensation and related costs.......    $195      $1,381      $1,568
Professional fees.............................     132         609       1,832
Facilities....................................     100         137         248
Other.........................................      63         564         983
                                                  ----      ------      ------
                                                  $490      $2,691      $4,631
                                                  ====      ======      ======

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


(6) INCOME TAXES

    Sonus provides for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. A valuation allowance has been recorded for the net deferred tax asset due to the uncertainty of realizing the benefit of this asset.


    The following is a summary of the significant components of Sonus' deferred tax assets and liabilities, in thousands:



                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Net operating loss carryforwards..........................   $2,230    $ 9,204
Tax credit carryforwards..................................      308        761
Start-up costs............................................      625        485
Deferred revenue..........................................       --        412
Other temporary differences...............................       44        560
Valuation allowance.......................................   (3,207)   (11,422)
                                                             ------    -------
                                                             $   --    $    --
                                                             ======    =======


    As of December 31, 1999, Sonus has net operating loss carryforwards for income tax purposes of approximately $23,000,000, which expire through 2019. Sonus also has available research and development credit carryforwards of approximately $761,000 that expire through 2019. The Internal Revenue Code contains provisions that limit the net operating loss and tax credit carryforwards available to be used in any given year in the event of certain circumstances, including significant changes in ownership interests. Sonus has completed several financings since inception and has incurred ownership changes and may incur an ownership change upon completion of the IPO. Sonus does not believe that these changes will have a material impact on its ability to use its net operating loss and tax credit carryforwards.

(7) LEASE COMMITMENTS


    Sonus leases its administrative and development facility under an operating lease, which expires in March 2004. In April 2000, Sonus entered into a lease for an additional facility, which expires in May 2003. Rent expense was approximately $20,000 from inception to December 31, 1997 and $150,000, $537,000, $38,000 and $172,000 for the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000, respectively. Sonus is responsible for certain real estate taxes, utilities and maintenance costs. The future minimum payments under operating lease payments as of December 31, 1999, including the new 2000 facility lease, are as follows: $868,000 in 2000; $938,000 in 2001; $973,000 in 2002; $829,000 in 2003; and $187,000 in 2004.

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


(8) REDEEMABLE CONVERTIBLE PREFERRED STOCK


    Sonus has authorized 17,000,000 shares of preferred stock, $0.01 par value, and designated four series of redeemable convertible preferred stock as of March 31, 2000: 7,220,000 shares of Series A preferred stock; 3,247,857 shares of Series B preferred stock; 2,153,072 shares of Series C preferred stock and 1,585,366 shares of Series D preferred stock. A summary of the redeemable convertible preferred stock issuances as of March 31, 2000 are as follows:



                                                                           NUMBER OF    PRICE PER     REDEMPTION
     DESCRIPTION                              DATE                           SHARES       SHARE         VALUE
---------------------   -------------------------------------------------  ----------   ---------   --------------
                                                                                                    (IN THOUSANDS)
 Series A               November 1997 and July 1998                         7,180,000    $  1.00        $ 7,180
 Series B               September and December 1998, May 1999               3,204,287       5.00         16,021
 Series C               September, November and December 1999               1,939,681      11.81         22,908
 Series D               March 2000                                          1,509,154      16.40         24,750
                                                                           ----------                   -------
                                                                           13,833,122                   $70,859
                                                                           ==========                   =======



    The rights, preferences and privileges of the Series A, Series B, Series C and Series D redeemable convertible preferred stock are as follows:


    REDEMPTION


    If requested prior to the redemption dates specified below by holders of 66 2/3% of the then outstanding Series A, B, C and D preferred stock, Sonus is required to redeem such stock at $1.00, $5.00, $11.81 and $16.40 per share, respectively, as adjusted in the event of future dilution, plus declared but unpaid dividends as follows:



                                           PERCENTAGE OF THEN
                                              OUTSTANDING
  SERIES A, B AND C        SERIES D       PREFERRED SHARES TO
   REDEMPTION DATE      REDEMPTION DATE       BE REDEEMED
---------------------   ---------------   --------------------
November 18, 2002        March 9, 2005           33.33%
November 18, 2003        March 9, 2006           50.00%
November 18, 2004        March 9, 2007    All shares then held


    DIVIDENDS


    Series A, B, C and D preferred stockholders are entitled to receive any cash dividend declared on common stock equal to the amount they would be entitled to if such preferred stock had been converted into common stock. In connection with the sale of an aggregate of 211,688 shares of Series C preferred stock in November and December 1999, Sonus recorded a charge to accumulated deficit of $2.5 million. This amount represents the beneficial conversion feature of the Series C preferred stock. This amount has been accounted for as a dividend to preferred stockholders and as a result, increased Sonus' capital in excess of par value, net loss applicable to common stockholders and the related net loss per share.


    LIQUIDATION PREFERENCE


    In the event of liquidation of Sonus and before any distribution to common stockholders, the Series A, B, C and D preferred stockholders are entitled to share pro rata, $1.00, $5.00, $11.81 and $16.40 per share, respectively, plus all declared but unpaid dividends.

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


    VOTING RIGHTS


    Series A, B, C and D preferred stockholders are entitled to one vote per common share equivalent on all matters voted on by holders of common stock. In addition, the Series A preferred stockholders are entitled to elect 40% of the board members as long as 1,775,000 shares of such preferred stock are outstanding.


    CONVERSION


    Each share of Series A, B and C preferred stock is convertible into 2.5 shares of common stock and each share of Series D preferred stock is convertible into one share of common stock, both adjustable for certain dilutive events. Conversion is at the option of the holder, but becomes automatic upon the closing of an IPO for the Series A, B and C preferred stock in which at least $10,000,000 of net proceeds shall be received by Sonus at a price of at least $8.00 per share and for the Series D preferred stock with at least $25,000,000 of net proceeds at a price of at least $19.68 per share.


(9) STOCKHOLDERS' EQUITY (DEFICIT)


    (A) AUTHORIZED CAPITAL STOCK



    In March 2000, the Board of Directors authorized, subject to stockholder approval, an increase in the authorized shares of Sonus' common stock from 70,000,000 to 300,000,000 shares and authorized and approved 5,000,000 shares of $0.01 par value undesignated preferred stock that may be issued by the Board of Directors from time to time in one or more series. This amendment is to be effective upon the closing of Sonus' IPO.



    (B) STOCK SUBSCRIPTIONS RECEIVABLE



    On November 4, 1998, Sonus entered into a stock subscription agreement for $257,000 from an officer that bears interest at 8%. The note is secured by 2,570,000 shares of Sonus' restricted common stock and is due upon the earlier of November 4, 2003 or 180 days after such shares are eligible for public sale. The interest payments on the note are unconditional and are not limited to the aforementioned stock. As of December 31, 1999 and March 31, 2000, this note due Sonus had a remaining principal balance of $236,000.


    On September 1, 1999, Sonus entered into a stock subscription agreement for $110,250 from an officer that bears interest at 8%. The full recourse note is secured by 562,500 shares of Sonus' restricted common stock and is due upon the earlier of September 1, 2004 or 180 days after such shares are eligible for public sale.


    (C) COMMON STOCK PURCHASE RIGHT



    In November 1999, Sonus signed a definitive purchase and license agreement (the Agreement) with a customer to provide certain Sonus products. Under the terms of the Agreement, the customer also has the right to purchase shares of common stock in Sonus' IPO at the IPO price. The number of shares subject to this right equals 5% of the dollar value of the customer's accumulated purchases of Sonus' products and services as of the date of the IPO divided by the IPO per share price, but in no event more than 5% of the shares offered in the IPO. The ability of the customer to exercise its right to purchase such shares is contingent upon a closing of an IPO on a national exchange.

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)



    (D) RESTRICTED COMMON STOCK



    Sonus issued 8,205,231 and 87,500 shares of restricted common stock outside of the 1997 Stock Incentive Plan (the Plan) in the period ended December 31, 1997 and in the year ended December 31, 1999, respectively. These shares are subject to repurchase agreements which expire over a five-year period. Sonus may repurchase any remaining restricted shares of common stock held by these individuals upon termination of employment at their original purchase price ranging from $0.0004 to $0.004 per share. All shares of common stock subject to repurchase restrictions, contain the same rights and privileges as unrestricted shares of common stock and are presented as outstanding as of the date of issuance. As of December 31, 1999, 3,793,916 shares and as of March 31, 2000, 3,383,653 shares of this common stock were restricted and subject to Sonus' repurchase.



    (E) 1997 STOCK INCENTIVE PLAN



    The Plan, which is administered by the Board of Directors, permits Sonus to sell or award restricted common stock or to grant incentive and non-qualified stock options for the purchase of common stock to employees, directors and consultants. In March, 2000, Sonus' stockholders increased the shares authorized under the Plan from 16,250,000 to 27,000,000. On January 1 of each year, commencing with January 2001, the aggregate number of shares of common stock available for purchase under the Plan shall increase by the lesser of (i) 5% of the outstanding shares on December 31 of the preceding year or (ii) an amount determined by the Board of Directors. At March 31, 2000, 9,481,778 shares were available under the Plan for future sale of restricted common stock or grant of stock options.



    Sonus issued shares of restricted common stock to employees and consultants which are subject to repurchase agreements and vest over a four or five-year period. If the employee leaves or if the services are not performed, Sonus may repurchase any restricted shares of common stock held by these individuals at their original purchase price ranging from $0.02 to $10.00 per share. All shares of common stock subject to repurchase restrictions, contain the same rights and privileges as unrestricted shares of common stock and are presented as outstanding as of the date of issuance. As of December 31, 1999, 10,827,839 shares and as of March 31, 2000, 10,722,963 shares of the outstanding common stock issued under the Plan were restricted and subject to Sonus' repurchase.

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)



    A summary of activity under Sonus' Plan for the period from inception to March 31, 2000, is as follows:



RESTRICTED COMMON STOCK ISSUANCES



                                                                                              WEIGHTED
                                                                                              AVERAGE
                                                            NUMBER OF         PURCHASE        PURCHASE
                                                              SHARES           PRICE           PRICE
                                                            ----------   ------------------   --------
Outstanding, August 7, 1997 (inception)...................          --   $               --     $ --
  Issued..................................................   1,031,875                  .02      .02
                                                            ----------
Outstanding, December 31, 1997............................   1,031,875                  .02      .02
  Issued..................................................   7,286,247              .02-.20      .07
                                                            ----------
Outstanding, December 31, 1998............................   8,318,122              .02-.20      .06
  Issued..................................................   4,989,372              .20-.66      .30
                                                            ----------
Outstanding, December 31, 1999............................  13,307,494              .02-.66      .15
  Repurchased.............................................     (30,000)                 .66      .66
  Issued..................................................     836,199            .66-10.00     1.88
                                                            ----------
Outstanding, March 31, 2000...............................  14,113,693   $        .02-10.00     $.25
                                                            ==========   ==================     ====
Unrestricted common stock, December 31, 1999..............   2,479,655   $          .02-.66     $.06
                                                            ==========   ==================     ====
Unrestricted common stock, March 31, 2000.................   3,390,730   $         .02-2.00     $.08
                                                            ==========   ==================     ====



COMMON STOCK OPTION GRANTS



                                                                                              WEIGHTED
                                                                                              AVERAGE
                                                             NUMBER OF        EXERCISE        EXERCISE
                                                              SHARES           PRICE           PRICE
                                                             ---------   ------------------   --------
Outstanding, August 7, 1997 (inception)....................         --   $               --    $  --
  Granted..................................................    125,000                 .004     .004
                                                             ---------
Outstanding, December 31, 1997.............................    125,000                 .004     .004
  Granted..................................................    445,000              .02-.20      .16
  Canceled.................................................    (12,500)                 .20      .20
                                                             ---------
Outstanding, December 31, 1998.............................    557,500             .004-.20      .13
  Granted..................................................    696,831              .20-.66      .39
  Exercised................................................   (236,750)            .004-.20      .07
                                                             ---------
Outstanding, December 31, 1999.............................  1,017,581              .02-.66      .32
  Granted..................................................  2,150,531           2.00-10.00     8.57
  Canceled.................................................       (333)                 .66      .66
  Exercised................................................    (40,747)            .20-2.00      .26
                                                             ---------

Outstanding, March 31, 2000................................  3,127,032   $        .02-10.00    $6.00
                                                             =========   ==================    =====
Exercisable, December 31, 1999.............................    124,793   $          .02-.48    $ .17
                                                             =========   ==================    =====
Exercisable, March 31, 2000................................    234,467   $        .02-10.00    $ .77
                                                             =========   ==================    =====

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


    The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 1999:


                                      OUTSTANDING                     EXERCISABLE
                        ---------------------------------------   --------------------
                                    WEIGHTED AVERAGE   WEIGHTED               WEIGHTED
                                       REMAINING       AVERAGE                AVERAGE
      EXERCISE          NUMBER OF     CONTRACTUAL      EXERCISE   NUMBER OF   EXERCISE
        PRICE            SHARES       LIFE(YEARS)       PRICE      SHARES      PRICE
---------------------   ---------   ----------------   --------   ---------   --------
        $ .02              50,000         9.43           $.02       25,000      $.02
          .20             578,250         8.78            .20       95,293       .20
          .48             245,750         9.74            .48        4,500       .48
          .66             143,581         9.88            .66           --        --
                        ---------                                  -------
                        1,017,581                        $.32      124,793      $.17
                        =========                        ====      =======      ====



    (F) STOCK-BASED COMPENSATION



    Stock-based compensation includes the amortization of deferred employee compensation and other equity related expenses for non-employees.



    In connection with certain employee stock option grants and the issuance of employee restricted common stock during the year ended December 31, 1999, and the first quarter of 2000, Sonus recorded deferred compensation of $20,859,000 and $25,065,000, respectively. This represents the aggregate difference between the exercise price or purchase price and the fair value of the common stock on the date of grant or sale for accounting purposes. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options and restricted common stock. Sonus recorded compensation expense of $4,255,000 in the year ended December 31, 1999 and $508,000 and $4,600,000 for the three months ended March 31, 1999 and 2000, respectively, related to these options and restricted common stock. Based on the grant of stock options and the sale of restricted common stock through March 31, 2000, Sonus expects to record approximately $19,900,000, $11,700,000, $6,500,000, $3,100,000 and $500,000 in
employee compensation expense in the years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively.



    Sonus granted 417,500 non-qualified stock options to non-employees for services rendered in the period from inception to December 31, 1999. In 1998 and 1999, Sonus sold 125,000 shares of restricted common stock and 10,000 shares of Series B preferred stock to consultants at their then current fair market value, subject to repurchase provisions, in the event consulting services are no longer provided. In the first quarter of 2000, Sonus granted 12,000 non-qualified stock options and sold 13,000 shares of restricted common stock to consultants.



    Sonus has valued the stock options and the issuances of restricted common stock and Series B preferred stock to non-employees based upon the fair market value of the services rendered where Sonus believes the value of these services is more readily determinable than the value of the options or restricted stock. All other grants of options and issuances of restricted stock to non-employees are valued based upon the Black-Scholes option pricing model. As of December 31, 1999, 135,000 stock options, 80,000 shares of restricted common stock, and 6,000 shares of Series B preferred stock are restricted. As of March 31, 2000, 45,000 stock options and 45,000 shares of common stock are restricted. Sonus has recorded stock-based compensation expense of $59,000, $149,000, $9,000 and $2,379,000 for the grant of options and issuances of

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)



restricted stock to non-employees for the years ended December 31, 1998 and 1999, and the three months ended March 31, 1999 and 2000, respectively. In accordance with Emerging Issues Task Force 96-18, Sonus will record the value at the time the services are provided.



    The value of the options granted to employees as calculated under SFAS
No. 123 for the period from inception to December 31, 1997 and during the year ended December 31, 1998 was immaterial to the consolidated financial statements. Sonus has computed the pro forma disclosures required under SFAS No. 123 for options granted to employees for the year ended December 31, 1999, using the Black-Scholes option pricing model with an assumed risk-free interest rate of 5%, 60% volatility and an expected life ranging from 2-5 years with the assumption that no dividends will be paid. Had compensation expense for Sonus' stock option plan been determined consistent with SFAS No. 123 for the year ended December 31, 1999, the pro forma net loss and pro forma net loss per share would have been as follows:



Net loss applicable to common stockholders, in thousands--
  As reported...............................................  $(26,387)
  Pro forma.................................................   (26,400)

Basic and diluted net loss per share--
  As reported...............................................  $  (5.53)
  Pro forma.................................................     (5.53)



    (G) 2000 EMPLOYEE STOCK PURCHASE PLAN



    In March 2000, the Board of Directors approved, subject to stockholder approval, the 2000 Employee Stock Purchase Plan. A total of 1,200,000 shares of common stock have been reserved for issuance under this plan. Eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each offering period. Participation is limited to 20% of an employee's eligible compensation not to exceed amounts allowed by the Internal Revenue Code. On January 1 of each year, commencing with January 2001, the aggregate number of shares of common stock available for purchase under the Employee Stock Purchase Plan shall increase by the lesser of (i) 2% of the outstanding shares on December 31 of the preceding year or (ii) an amount determined by the Board of Directors.



    (H) COMMON STOCK RESERVED



    Common stock reserved for future issuance at March 31, 2000 consist of the following:



Conversion of preferred stock:
  Series A..................................................  17,950,000
  Series B..................................................   8,010,718
  Series C..................................................   4,849,202
  Series D..................................................   1,509,154
                                                              ----------
    Total preferred stock...................................  32,319,074
Stock incentive plan........................................  12,608,810
Employee stock purchase plan................................   1,200,000
                                                              ----------
                                                              46,127,884
                                                              ==========

                              SONUS NETWORKS, INC.

             (INFORMATION FOR MARCH 31, 1999 AND 2000 IS UNAUDITED)


(10) EMPLOYEE BENEFIT PLAN


    In 1998, Sonus adopted a savings plan for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. Contributions from Sonus are made at the discretion of the Board of Directors. Sonus has made no contributions to the 401(k) plan to date.

[Inside back cover: Diagram titled "The Sonus Open Services Architecture" showing GSX9000 Open Services Switch connecting "Packet Network" to "IP Appliances," "Third Party Application Servers" and "SGX2000 Signaling Gateway," with text beneath.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS


                                          Page
                                        --------
Prospectus Summary....................       1
Risk Factors..........................       4
Special Note Regarding Forward-
  Looking Statements..................      13
Use of Proceeds.......................      13
Dividend Policy.......................      13
Capitalization........................      14
Dilution..............................      15
Selected Consolidated Financial
  Data................................      16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................      18
Business..............................      25
Management............................      37
Certain Transactions..................      44
Principal Stockholders................      47
Description of Capital Stock..........      50
Shares Eligible for Future Sale.......      54
Legal Matters.........................      55
Experts...............................      56
Additional Information................      56
Underwriting..........................      57
Index to Consolidated Financial
  Statements..........................     F-1


                            ------------------------

    Through and including           , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


                                5,000,000 Shares


                              SONUS NETWORKS, INC.

                                  Common Stock

                               ------------------

                                     [LOGO]

                               ------------------


                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                                LEHMAN BROTHERS
                               ROBERTSON STEPHENS


                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts, are estimated as follows:


                                                                TOTAL
                                                              ----------
SEC Registration Fee........................................  $   31,878
NASD Fees...................................................      12,575
NASDAQ Listing Fees.........................................      95,000
Printing and Engraving Expenses.............................     200,000
Legal Fees and Expenses.....................................     350,000
Accountants' Fees and Expenses..............................     230,000
Blue Sky Fees and Expenses (including legal fees)...........      15,000
Transfer Agent and Registrar's Fees.........................       9,000
Miscellaneous Costs.........................................     306,547
                                                              ----------
    Total...................................................  $1,250,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent under the circumstances set forth therein.

    The form of the Fourth Amended and Restated Certificate of Incorporation of the Registrant and the Amended and Restated By-laws of the Registrant, copies of the forms of which are filed as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    The above discussion of the Registrant's Fourth Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the forms of such Fourth Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and statute.

    The Registrant will agree to indemnify the Underwriters and their controlling persons, and the Underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

    In addition, the Registrant intends to purchase a directors and officers liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On November 18, 1997, the Registrant issued and sold 7,100,000 shares of Series A Convertible Preferred Stock to 18 investors for an aggregate purchase price of $7,100,000. On July 7, 1998, the Registrant issued and sold 80,000 shares of Series A Convertible Preferred Stock to two investors for an aggregate purchase price of $80,000. Upon completion of this offering, the Series A Convertible Preferred Stock will convert into 17,950,000 shares of common stock, $0.001 par value (the "Common Stock"), which reflects a 1.5-for-1 split of the Common Stock in October 1999, and a 5-for-3 split of the Common Stock in December 1999. These sales were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions to accredited investors by an issuer not involving a public offering.

    On September 23, 1998, the Registrant issued and sold an aggregate of 3,144,287 shares of Series B Convertible Preferred Stock to a total of 20 investors for an aggregate purchase price of $15,721,435. On December 10, 1998, the Registrant issued and sold an aggregate of 10,000 shares of Series B Convertible Preferred Stock to one investor for a purchase price of $50,000. On May 24, 1999, the Registrant issued and sold 50,000 shares of Series B Convertible Preferred Stock to one investor for a purchase price of $250,000. Upon completion of this offering, the Series B Convertible Preferred Stock will convert into 8,010,718 shares of Common Stock, which reflects a 1.5-for-1 split of the Common Stock in October 1999, and a 5-for-3 split of the Common Stock in December 1999. These sales were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions to accredited investors by an issuer not involving a public offering.


    On September 10, 1999, the Registrant issued and sold 1,727,993 shares of Series C Convertible Preferred Stock to a total of 47 investors for an aggregate purchase price of $20,407,597. On November 15, 1999, November 30, 1999 and December 9, 1999, the Registrant issued and sold an aggregate of 211,688 shares of Series C Convertible Preferred Stock to a total of three investors for an aggregate purchase price of $2,500,035. Upon completion of this offering, the Series C Convertible Preferred Stock will convert into 4,849,202 shares of Common Stock, which reflects a 1.5-for-1 split of the Common Stock in October 1999, and a 5-for-3 split of the Common Stock in December 1999. These transactions were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions to accredited investors by an issuer not involving a public offering.



    On March 9, 2000, the Registrant issued and sold 1,509,154 shares of Series D Convertible Preferred Stock to a total of 20 investors for an aggregate purchase price of $24,750,126. Upon completion of this offering, the Series D Convertible Preferred Stock will convert into 1,509,154 shares of Common Stock. This transaction was made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act and Section 4(2) of the Securities Act, as transactions to accredited investors by an issuer not involving a public offering.



    As of March 31, 2000, the Registrant has outstanding options to certain employees, officers and consultants of the Registrant, to purchase an aggregate of 3,127,032 shares of Common Stock under the Registrant's Amended and Restated 1997 Stock Incentive Plan. The purchase price under the options ranges from $0.02 to $10.00 per share based on the fair market value of the stock on the date of grant. As of March 31, 2000, the Registrant has issued grants of restricted stock to certain employees, officers and consultants of the Registrant, and as of March 31, 2000 there were 14,113,693 shares of restricted stock outstanding under the Registrant's Amended and Restated 1997 Stock Incentive Plan. The purchase price of the restricted stock ranged from $0.02 to $10.00 per share based on the fair market value of the stock on the date of issuance. These grants of options, and sales of restricted stock were made in reliance upon Rule 701 promulgated under the Securities Act and are deemed to be exempt transactions as sales of an issuer's securities pursuant to a written plan or contract relating to the compensation of such individuals and upon
Section 4(2) of the Securities Act as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following is a list of exhibits filed as a part of this registration statement:


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
  1.1                   Form of Underwriting Agreement.
  3.1*                  Form of Fourth Amended and Restated Certificate of
                        Incorporation of the Registrant.
  3.2*                  Form of Amended and Restated By-Laws of the Registrant.
  4.1*                  Specimen Certificate for shares of the Registrant's common stock.
  5.1*                  Opinion of Bingham Dana LLP, counsel to the Registrant,
                        regarding the legality of the shares of common stock
                        registered hereunder.
 10.1**                 Lease, dated January 21, 1999, as amended, between the
                        Registrant and Glenborough Fund V, Limited Partnership with respect to property located at 5 Carlisle Road, Westford,
                        Massachusetts.
 10.2*                  Amended and Restated 1997 Stock Incentive Plan of the
                        Registrant.
 10.3*                  2000 Employee Stock Purchase Plan.
 10.4**                 Series A Preferred Stock Purchase Agreement, dated as of
                        November 18, 1997, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.5**                 Series B Preferred Stock Purchase Agreement, dated as of
                        September 23, 1998, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.6**                 Series C Preferred Stock Purchase Agreement, dated as of
                        September 10, 1999, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.7**                 Series D Preferred Stock Purchase Agreement, dated as of
                        March 9, 2000, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.8**                 Third Amended and Restated Investor Rights Agreement, dated as of March 9, 2000 by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.9**                 Third Amended and Restated Right of First Refusal and
                        Co-Sale Agreement, dated as of March 9, 2000, among the
                        Registrant and the persons and entities listed on the
                        signature pages thereto.
 10.10**                Loan and Security Agreement, dated as of March 6, 1998, by and between the Registrant and Silicon Valley Bank.
 10.11**                Modification Agreement, dated as of November 31, 1998, by
                        and between the Registrant and Silicon Valley Bank.
 10.12**                Modification Agreement, dated as of November 29, 1999, by
                        and between the Registrant and Silicon Valley Bank.
 10.13                  Agreement of Sublease, dated April 14, 2000, between the
                        Registrant and Unisphere Solutions, Inc. with respect to
                        property located at 25 Porter Road, Littleton,
                        Massachusetts.
 10.14                  Promissory Note, dated November 4, 1998, of Hassan M. Ahmed to the Registrant and associated Pledge Agreement.
 10.15                  Promissory Note, dated September 1, 1999, of Stephen J. Nill to the Registrant and associated Pledge Agreement.
 21.1                   Subsidiary of the Registrant.
 23.1                   Consent of Arthur Andersen LLP.
 23.2*                  Consent of Bingham Dana LLP, counsel to the Registrant
                        (included in Exhibit 5.1).
 24.1**                 Power of Attorney (included in signature page to
                        Registration Statement).
 27.1                   Financial Data Schedule.


------------------------

*   To be filed by amendment.

**  Previously filed.

    All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and notes thereto.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, Commonwealth of Massachusetts, on this 5(th) day of May, 2000.



                                                       SONUS NETWORKS, INC.

                                                       BY:             /S/ STEPHEN J. NILL
                                                            -----------------------------------------
                                                                         Stephen J. Nill
                                                                  VICE PRESIDENT OF FINANCE AND
                                                            ADMINISTRATION AND CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                   SIGNATURE                                    TITLE                     DATE
                   ---------                                    -----                     ----
              /s/ HASSAN M. AHMED*                President, Chief Executive           May 5, 2000
     --------------------------------------         Officer and Director
                Hassan M. Ahmed                     (Principal Executive Officer)

                                                  Vice President of Finance            May 5, 2000
              /s/ STEPHEN J. NILL                   and Administration and
     --------------------------------------         Chief Financial Officer
                Stephen J. Nill                     (Principal Financial and
                                                    Accounting Officer)

               /s/ RUBIN GRUBER*                  Chairman of the Board of Directors   May 5, 2000
     --------------------------------------         and Director
                  Rubin Gruber

            /s/ EDWARD T. ANDERSON*               Director                             May 5, 2000
     --------------------------------------
               Edward T. Anderson

               /s/ PAUL J. FERRI*                 Director                             May 5, 2000
     --------------------------------------
                 Paul J. Ferri

             /s/ PAUL J. SEVERINO*                Director                             May 5, 2000
     --------------------------------------
                Paul J. Severino



*By:                /s/ STEPHEN J. NILL
             ---------------------------------
                      Stephen J. Nill
                      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
  1.1                   Form of Underwriting Agreement.
  3.1*                  Form of Fourth Amended and Restated Certificate of
                        Incorporation of the Registrant.
  3.2*                  Form of Amended and Restated By-Laws of the Registrant.
  4.1*                  Specimen Certificate for shares of the Registrant's common stock.
  5.1*                  Opinion of Bingham Dana LLP, counsel to the Registrant,
                        regarding the legality of the shares of common stock
                        registered hereunder.
 10.1**                 Lease, dated January 21, 1999, as amended, between the
                        Registrant and Glenborough Fund V, Limited Partnership with respect to property located at 5 Carlisle Road, Westford,
                        Massachusetts.
 10.2*                  Amended and Restated 1997 Stock Incentive Plan of the
                        Registrant.
 10.3*                  2000 Employee Stock Purchase Plan.
 10.4**                 Series A Preferred Stock Purchase Agreement, dated as of
                        November 18, 1997, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.5**                 Series B Preferred Stock Purchase Agreement, dated as of
                        September 23, 1998, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.6**                 Series C Preferred Stock Purchase Agreement, dated as of
                        September 10, 1999, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.7**                 Series D Preferred Stock Purchase Agreement, dated as of
                        March 9, 2000, by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.8**                 Third Amended and Restated Investor Rights Agreement, dated as of March 9, 2000 by and among the Registrant and the
                        "Purchaser" parties thereto.
 10.9**                 Third Amended and Restated Right of First Refusal and
                        Co-Sale Agreement, dated as of March 9, 2000, among the
                        Registrant and the persons and entities listed on the
                        signature pages thereto.
 10.10**                Loan and Security Agreement, dated as of March 6, 1998, by and between the Registrant and Silicon Valley Bank.
 10.11**                Modification Agreement, dated as of November 31, 1998, by
                        and between the Registrant and Silicon Valley Bank.
 10.12**                Modification Agreement, dated as of November 29, 1999, by
                        and between the Registrant and Silicon Valley Bank.
 10.13                  Agreement of Sublease, dated April 14, 2000, between the
                        Registrant and Unisphere Solutions, Inc. with respect to
                        property located at 25 Porter Road, Littleton,
                        Massachusetts.
 10.14                  Promissory Note, dated November 4, 1998, of Hassan M. Ahmed to the Registrant and associated Pledge Agreement.
 10.15                  Promissory Note, dated September 1, 1999, of Stephen J. Nill to the Registrant and associated Pledge Agreement.
 21.1                   Subsidiary of the Registrant.
 23.1                   Consent of Arthur Andersen LLP.
 23.2*                  Consent of Bingham Dana LLP, counsel to the Registrant
                        (included in Exhibit 5.1).
 24.1**                 Power of Attorney (included in signature page to
                        Registration Statement).
 27.1                   Financial Data Schedule.


------------------------

*   To be filed by amendment.


**  Previously filed.